Exhibit 2.1

EXECUTION VERSION

STOCK AND ASSET PURCHASE AGREEMENT

between

IDENTIV, INC. and

TRACKONOMY SYSTEMS, INC.

Dated as of June 24, 2026

i

(continued)

(continued)

(continued)

(continued)

Schedules:

Schedule A – Asset Sellers

Seller Disclosure Schedule

Buyer Disclosure Schedule

v

(continued)

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Voting and Support Agreement
Exhibit C	Form of Buyer Stockholder Written Consent
Exhibit D	Form of Charter Amendment
Exhibit E	Form of Electronic Delivery Certificate
Exhibit F	Form of Letter Agreement
Exhibit G	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit H	Form of IP Assignment Agreements
Exhibit I	Summary of Transition Services Agreement Terms
Exhibit J	Buyer Stockholder Agreements Joinder

STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2026, by and between IDENTIV, INC., a Delaware corporation (“Seller”), and TRACKONOMY SYSTEMS, INC., a Delaware corporation (“Buyer”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Seller currently owns and operates, directly and through certain of its direct and indirect Seller Subsidiaries (including the Acquired Entity (as defined below)), the Business;

B. The Business consists of assets held by Seller and the Seller Subsidiaries in various countries as identified on Schedule A and all of the issued and outstanding equity interests (the “Purchased Equity Interests”) of Identiv (Thailand) Co., Ltd. (the “Acquired Entity”);

C. Seller desires to sell, transfer and assign (including by causing its Seller Subsidiaries to sell, transfer and assign) to Buyer, and Buyer desires to purchase from Seller or such Seller Subsidiaries, the Purchased Equity Interests and the Purchased Assets, in exchange for the Consideration, subject to the terms and conditions set forth herein (the “Transaction”);

D. The Seller Board of Directors has unanimously (i) determined that the Transaction is fair to, and in the best interests of, Seller and the Seller Stockholders, (ii) deemed advisable and approved this Agreement, the Transaction, the Seller Stockholder Matters, and the other actions contemplated by this Agreement, and (iii) on the terms and subject to conditions set forth in this Agreement, resolved to recommend that the Seller Stockholders vote to approve the Seller Stockholder Matters in accordance with the DGCL (collectively, the “Seller Board Recommendation”), which Seller Board Recommendation has not been withdrawn, rescinded or modified as of the date hereof;

E. The Buyer Board of Directors has unanimously (i) determined that the Transaction is advisable and fair to, and in the best interests of, Buyer and the Buyer Stockholders, (ii) deemed advisable and approved this Agreement, the Transaction, the Charter Amendment, the Buyer Stockholder Matters and the other actions contemplated by this Agreement and (iii) on the terms and subject to conditions set forth in this Agreement, resolved to recommend that the Buyer Stockholders vote to approve the Buyer Stockholder Matters in accordance with the DGCL (collectively, the “Buyer Board Recommendation”), which Buyer Board Recommendation has not been withdrawn, rescinded or modified as of the date hereof; and

F. Concurrently with the execution and delivery of this Agreement, Seller and Buyer shall have entered into a Voting and Support Agreement (the “Voting and Support Agreement”), substantially in the form attached hereto as Exhibit B, with certain stockholders of Seller, pursuant to which, among other things, such stockholders are agreeing to vote all shares of Seller Capital Stock owned by them in favor of the approval and adoption of this Agreement subject to the conditions set forth therein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1. DESCRIPTION OF TRANSACTION

1.1 Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver (or cause to be transferred, assigned, conveyed or delivered) to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest in and to the Purchased Equity Interests.

1.2 Purchase and Sale of Assets. In addition to the rights and assets directly and indirectly conveyed pursuant to Section 1.1, subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver (or cause to be assigned, transferred, conveyed or delivered) to Buyer, and shall cause the Seller Subsidiaries (other than the Acquired Entity) to sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller and the Seller Subsidiaries (other than the Acquired Entity), free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s and the Seller Subsidiaries’ (other than the Acquired Entity) right, title and interest in and to the Purchased Assets, including the following (which, for the avoidance of doubt, shall exclude the Excluded Assets):

(a) an amount of cash equal to the Estimated Purchased Cash Amount, as finally adjusted pursuant to Sections 1.8 and 1.9 (the “Purchased Cash”);

(b) all accounts, notes receivable and unbilled revenues due to Seller or the Seller Subsidiaries primarily related to the Business;

(c) the Seller Products and all Inventory (excluding inventory held by the Acquired Entity);

(d) all Contracts set forth on Section 1.2(d)(i) of the Seller Disclosure Schedule, together with all Contracts set forth on Section 1.2(d)(ii) of the Seller Disclosure Schedule (the Contracts set forth on Section 1.2(d)(ii) of the Seller Disclosure Schedule, together with all amendments, change orders, extensions or other agreements entered into with the counterparty of such Contracts the “Optional Contracts”) unless rejected by Buyer in accordance with this Section 1.2(d) (collectively, the “Assigned Contracts”), and all rights of Seller and the Seller Subsidiaries (other than the Acquired Entity) thereunder; provided that Buyer shall have the right, exercisable in its sole discretion by written notice delivered to Seller no later than ten (10) Business Days prior to the Closing Date, to reject any Optional Contract and any Optional Contract so rejected by Buyer pursuant to the preceding sentence shall be deemed a “Rejected Contract” and, notwithstanding anything to the contrary in this Agreement, shall not constitute an Assigned Contract, Purchased Asset or Assumed Liability, and shall instead constitute an Excluded Asset and Excluded Liability for all purposes of this Agreement;

(e) all rights under any restrictive covenant, confidentiality, non-disclosure or invention assignment Contract to the extent primarily used in, held for use in, or related to the operation or protection of the Business or the use of the Purchased Assets following the Closing (or, in each case, any portion thereof);

(f) the Purchased IP Assets, including, without limitation, the Patents, Domain Names, Trademarks, Software and Technology Assets listed on Section 1.2(f) of the Seller Disclosure Schedule, and all rights to: (i) sue for and recover and retain damages and obtain other equitable relief for present, past and future infringement, misappropriation, dilution or other actionable harm of any of the Purchased IP Assets; (ii) claim priority to any of the Purchased IP Assets under any Legal Requirement; (iii) prosecute, register, maintain and defend any of the Purchased IP Assets before any public or private agency, office or registrar; and (iv) fully and entirely stand in the place of Seller or the Seller Subsidiaries, as applicable, in all matters related to any of the Purchased IP Assets;

(g) all furniture, fixtures, machinery, vehicles, spare parts, equipment, tools, supplies, and other tangible personal property or similar fixed assets primarily related to the Business, including those listed on Section 1.2(g) of the Seller Disclosure Schedule;

(h) all Permits and building, safety, fire and health approvals that are primarily used, held for use in or otherwise necessary to conduct the operation of the Business or that are required for the ownership and use of the Purchased Assets or the assets of the Acquired Entity as of the Closing, including those listed on Section 1.2(h) of the Seller Disclosure Schedule, but only to the extent such Permits and approvals may be transferred under applicable Legal Requirements;

(i) all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets, including all rights under express or implied warranties and guarantees from suppliers or distributors with respect to the Assigned Contracts;

(j) copies of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, personnel files relating to all Acquired Entity Employees and Acquired Entity Independent Contractors (to the extent permitted by applicable Legal Requirements), customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Body), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to the Business or the Purchased Assets, other than books and records set forth in Section 1.3(d);

(k) all rights to causes of action, choses in action, rights of recovery or indemnification, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature, in each case, primarily related or necessary to the Business, or related to the Purchased Assets or Assumed Liabilities, and all rights to proceeds therefrom, excluding, for the avoidance of doubt, any such items that are related to Taxes and any rights, causes of action, choses in action, rights of recovery or indemnification, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature of Seller and the Seller Subsidiaries (other than the Acquired Entity) with respect to any matters arising prior to Closing that are not Assumed Liabilities;

(l) all telephone numbers, facsimile numbers and email addresses primarily used or held for use in the operation of the Business (except as relating to the personal contact information of Business Employees);

(m) the leased real property listed in Section 1.2(m) of the Seller Disclosure Schedules;

(n) the Acquired Entity Employee Plans and assets attributable thereto (if any); and

(o) the Business as a going concern and all goodwill associated with any of the assets described in the foregoing clauses.

1.3 Excluded Assets. Notwithstanding anything herein to the contrary, neither Seller nor the Seller Subsidiaries are selling or assigning the following assets or properties of Seller and the Seller Subsidiaries (to the extent held by Persons other than the Acquired Entity), which assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”):

(a) all Cash, Cash Equivalents and Restricted Cash, bank accounts and securities of Seller and the Seller Subsidiaries other than the Purchased Cash;

(b) all Contracts that are not Assigned Contracts;

(c) all Intellectual Property other than the Purchased IP Assets;

(d) the equity securities in any direct or indirect Subsidiary of Seller including the Purchased Equity Interests (which shall be transferred pursuant to Section 1.1); and the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller and its Subsidiaries (other than those of the Acquired Entity which shall be indirectly transferred pursuant to Section 1.1, and its Subsidiaries) all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Legal Requirements;

(e) other than the insurance policies that are Assigned Contracts, all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f) all Seller Employee Plans and trusts or other assets attributable thereto;

(g) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(h) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise with respect to matters arising prior to the Closing that are not Assumed Liabilities;

(i) all assets, properties and rights primarily used or held for use by Seller, or otherwise necessary, in connection with its SEC reporting and investor relations obligations;

(j) the assets, properties and rights specifically set forth on Section 1.3(j) of the Seller Disclosure Schedule;

(k) any real property leased or owned by Seller or the Seller Subsidiaries other than the leased real property listed on Section 1.2(m) of the Seller Disclosure Schedule;

(l) the rights which accrue or will accrue to Seller under the Transaction Documents; and

(m) all Rejected Contracts, if any, together with all rights of Seller or any Seller Subsidiary thereunder.

1.4 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due on or after the Closing, only the Liabilities and obligations of Seller and the Seller Subsidiaries, whether known or unknown, contingent or otherwise, whether currently in existence or arising hereafter, set forth below (collectively, the “Assumed Liabilities”):

(a) all Current Liabilities to the extent included in the calculation of the Final Closing Date Working Capital;

(b) all Closing Date Indebtedness to the extent included in the calculation of the Final Purchased Cash Adjustment Amount;

(c) all Liabilities and obligations arising under or relating to the Assigned Contracts, except, in each case, arising under or relating to the breach of an Assigned Contract that occurred on or before the Closing;

(d) all Liabilities and obligations relating to or arising out of the employment or engagement of any Transferred Employee following the Closing, in each case to the extent the event giving rise to the Liabilities or obligations occurred or arose during the period after the Closing;

(e) all Liabilities and obligations resulting from actions taken after the Closing relating to the Business (for the avoidance of doubt, other than (i) Pre-Closing Taxes and (ii) Taxes for which Seller is liable pursuant to Section 5.10);

(f) any Liabilities or obligations under, arising out of or relating to any Acquired Entity Employee Plan; and

(g) all other Liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing; provided that Buyer will not assume or be economically responsible for any Pre-Closing Taxes of Seller or the Seller Subsidiaries (except for any Pre-Closing Taxes of the Acquired Entity to the extent included in the calculation of the Final Purchased Cash Adjustment Amount) or Taxes for which Seller is liable pursuant to Section 5.10.

1.5 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities or obligations of Seller, any of its Affiliates or any predecessor thereof of whatever nature, whether known or unknown, contingent or otherwise, whether currently in existence or arising hereafter, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include:

(a) any Liabilities or obligations relating to or arising out of the Excluded Assets;

(b) any Liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities arising out of or relating to the ownership or operation of the Business and the Purchased Assets for any Pre-Closing Tax Period and (ii) any other Taxes of Seller or the Seller Subsidiaries (other than any (x) Pre-Closing Taxes of the Acquired Entity included in the calculation of the Final Purchased Cash Adjustment Amount and (y) Taxes allocated to Buyer under Section 5.10) for any taxable period), including Taxes arising from the actions taken pursuant to Section 5.16;

(c) any Liabilities or obligations arising out of or relating to Seller’s or the Seller Subsidiaries’ ownership or operation of the Business and the Purchased Assets prior to the Closing Date, other than the Assumed Liabilities;

(d) any Selling Expenses (other than Selling Expenses of the Acquired Entity);

(e) any Indebtedness other than to the extent included in the calculation of Closing Date Indebtedness;

(f) any Liability or obligation specifically set forth on Section 1.5(f) of the Seller Disclosure Schedule;

(g) (x) any Liabilities or obligations under, arising out of or relating to a Seller Employee Plan and (y) any Liabilities or obligations relating to or arising out of the employment or engagement of (i) the Business Employees or Business Independent Contractors at or prior to the Closing, (ii) any other current or former employees, officers, directors, independent contractors, consultants, or service providers by Seller and its Affiliates and (iii) any Business Employee who does not become a Transferred Employee but to whom Buyer has made an offer of employment in accordance with Section 5.5, including any Liabilities associated with any claims for severance, discharge indemnity, equity compensation, compensation for unfair dismissal or wrongful termination, and payments in lieu of notice and other payments for social security including any shortfall of social security contributions thereof (including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto); and

(h) any intercompany obligations or payables owed by the Acquired Entity or the Business (on the one hand) to the Seller or its Affiliates and any Liability arising out of or relating to the termination or settlement of such obligations or payables pursuant to Section 5.16; and

(i) any Liabilities or obligations under, arising out of or relating to any Rejected Contract, if any.

The Parties acknowledge and agree that neither Buyer nor any of its Affiliates will be required to assume or retain any Excluded Liabilities.

1.6 Share Issuance.

(a) At the Closing, as full consideration for the Purchased Assets and Purchased Equity Interests, Buyer shall (i) issue to Seller a number of Buyer Series C Shares equal to (1) fifty million dollars ($50,000,000) (the “Purchase Price”), divided by (2) $20.07 per share, and (ii) assume the Assumed Liabilities (collectively (i) and (ii), the “Consideration”). For the avoidance of doubt, any adjustment to the Consideration for Closing Date Indebtedness or Closing Date Working Capital shall be made solely through an adjustment to the amount of Purchased Cash pursuant to Sections 1.8 and 1.9, and shall not be settled through the issuance, surrender or cancellation of Buyer Series C Shares.

(b) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of Buyer Capital Stock shall occur (other than the issuance of additional shares of Buyer Capital Stock as expressly permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the number of Buyer Series C Shares constituting the Consideration (including any Buyer Series C Shares issuable or surrenderable pursuant to Section 10.6) shall be appropriately and equitably adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Buyer to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.7 Closing. Subject to and upon the terms and conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) shall take place at 8:00 a.m., Pacific time, on the third (3rd) Business Day after satisfaction or waiver by the party or parties entitled to the benefits of such conditions, of all of the applicable conditions set forth in Article 6, Article 7 and Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages, unless another time, date or place is agreed to in writing by Buyer and Seller. The date on which the Closing actually occurs is referred to as the “Closing Date”.

1.8 Purchased Cash Adjustment.

(a) Pre-Closing Statement. At least three (3) Business Days prior to the Closing, Seller shall deliver to Buyer an estimated Closing statement (the “Pre-Closing Statement”), which shall set forth a good faith estimate of (i) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (ii) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (iii) the Estimated Purchased Cash Adjustment Amount, (iv) the Specified Optional Contracts Capex Amount and (v) the Estimated Purchased Cash Amount, for purposes of the Closing, which estimate will be prepared based on the books and records of

Seller and prepared consistent with and using the same accounting methods, policies, practices, procedures, assumptions, conventions and adjustments as set forth in the Accounting Principles. Following delivery of the Pre-Closing Statement, Seller will (i) provide Buyer and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of Seller for purposes of their review of the Pre-Closing Statement, and (ii) reasonably cooperate with Buyer and its Representatives in connection with such review, including providing, on a timely basis, all other information reasonably necessary in connection with the review of the Pre-Closing Statement as is reasonably requested by Buyer and its Representatives. Seller shall consider in good faith any timely comments provided by Buyer, and the Pre-Closing Statement shall be updated to reflect comments mutually agreed upon by the parties in good faith.

(b) Closing Statement. As promptly as practicable, but in any event within ninety (90) days after the Closing Date, Buyer shall prepare, or shall cause to be prepared, and deliver to Seller a final written Closing statement (the “Final Closing Statement”), setting forth Buyer’s good faith calculation of (A) the Closing Date Indebtedness, (B) the Closing Date Working Capital, (C) the Final Purchased Cash Adjustment Amount, (D) the Specified Optional Contracts Capex Amount, (E) the Final Purchased Cash Amount, and (F) the adjustment required to be made to the Purchased Cash, if any, resulting from the foregoing calculations as set forth in Section 1.9(g) together with reasonable supporting documentation. The Final Closing Statement shall be prepared consistent with the Accounting Principles. No changes in accounting policies or practices implemented after the Closing Date shall be taken into account.

(c) Tax Treatment. All adjustments to the Purchased Cash and all cash payments made pursuant to Sections 1.8 and 1.9 shall be treated as adjustments to the Purchase Price for Tax purposes unless otherwise required by applicable Legal Requirements.

1.9 Review and Dispute Procedure.

(a) Seller shall have thirty (30) days after Buyer delivers the Final Closing Statement (the “Dispute Period”), to dispute in writing any of the elements of or amounts reflected on the Final Closing Statement, including the resulting Closing Adjustment (a “Dispute”). During the Dispute Period and in the course of resolving any Dispute, if any, each Party shall make the applicable working papers and any other information necessary to the other Party to the extent reasonably required in connection with the preparation and analysis of the Final Closing Statement and the resolution of any Dispute; it being understood that the Dispute Period shall be extended as appropriate to the extent that Buyer does not fulfill such obligation. Buyer shall reasonably cooperate with Seller and its Representatives in Seller’s examination of the Final Closing Statement. Notwithstanding the foregoing, the provision of any information or access pursuant to this Section 1.9(a) will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers.

(b) If Seller does not give written notice to Buyer of a Dispute (a “Dispute Notice”) within the Dispute Period, the Final Closing Statement shall be deemed accepted and agreed to by the Parties in the form in which it was delivered by Buyer, and all amounts set forth therein shall be final and binding upon the Parties.

(c) If Seller wishes to assert a Dispute, Seller shall deliver to Buyer a Dispute Notice within the Dispute Period, setting forth, in reasonable detail, the elements and amounts with which it disagrees and the reasons therefor. Following the delivery of the Dispute Notice, Buyer and Seller shall use commercially reasonable efforts to resolve the Dispute and agree in writing upon the final content of the disputed Final Closing Statement.

(d) If Buyer and Seller fail to agree on the Final Closing Statement within fifteen (15) days after Seller delivers a Dispute Notice to Buyer, Seller and Buyer shall submit to the Verification Accountant any disputed matters identified in the Dispute Notice that remain unresolved at such time. As promptly as practicable thereafter, Buyer and Seller shall each prepare and submit a presentation to the Verification Accountant (with a substantially contemporaneous copy to the other Party). As soon as practicable thereafter, Buyer and Seller shall cause the Verification Accountant to determine any disputed matters submitted to it based solely on the presentations by Seller and Buyer. In reaching its determination, the only alternatives available to the Verification Accountant shall be to (i) accept the position of Seller, (ii) accept the position of Buyer, or (iii) accept a position between those two positions.

(e) The Verification Accountant shall apply the Accounting Principles and the terms of this Agreement and based thereon the Verification Accountant shall decide on the issues in dispute. The Verification Accountant shall, with respect to any item that forms a part of the Dispute, make a determination that is within the range for such item proposed by Buyer and Seller. The Verification Accountant shall act as an expert and not as an arbitrator and shall not decide any legal issues. The parties shall request the Verification Accountant to deliver its decision to them with respect to the entire Dispute within thirty (30) days after having been appointed. The determination by the Verification Accountant shall be final and binding upon the Parties, except in case of manifest error or fraud, in which case the determination made by the Verification Accountant shall be remitted to the Verification Accountant for correction. The Verification Accountant shall not be entitled to conduct any independent or de novo review of any aspect of any disputed amounts or the related Final Closing Statement in connection with reaching its determination on such matters. Each of Seller and Buyer will bear its own legal, accounting, and other fees and expenses of participating in the dispute resolution procedure set forth in this Section 1.9. The fees and expenses of the Verification Accountant (i) will be borne by Seller in the proportion that the aggregate dollar amount of the items included in the Dispute submitted thereto for resolution that are unsuccessfully disputed by Seller (as finally determined by the Verification Accountant) bears to the aggregate dollar amount of such items included in the Dispute and (ii) will be borne by Buyer in the proportion that the aggregate dollar amount of the items included in the Dispute submitted thereto for resolution that are successfully disputed by Seller (as finally determined by the Verification Accountant) bears to the aggregate dollar amount of such items included in the Dispute; provided, that any initial engagement fee of the Verification Accountant shall initially be borne equally between Buyer and Seller and reallocated upon the Verification Accountant’s final determination.

(f) The Final Closing Statement shall be deemed final for the purposes of this Section 1.9 upon the earliest of: (x) the acceptance by Seller of the Final Closing Statement delivered by Buyer or the failure of Seller to deliver to Buyer a Dispute Notice within the Dispute Period; (y) the resolution of all disputes, pursuant to Section 1.9, by Seller and Buyer; and (z) the resolution of all disputes, pursuant to Section 1.9, by the Verification Accountant (the “Determination Date”). The Final Closing Statement shall include the final determination of (i) the Closing Date Indebtedness (the “Final Closing Date Indebtedness”), (ii) the Closing Date Working Capital (the “Final Closing Date Working Capital”), (iii) the Final Purchased Cash Adjustment Amount, (iv) the Specified Optional Contracts Capex Amount and (v) the Final Purchased Cash Amount.

(g) Upon final determination of the Final Purchased Cash Amount as described in Section 1.9(f):

(i) if the Final Purchased Cash Amount is greater than the Estimated Purchased Cash Amount, Seller shall pay to Buyer, within ten (10) Business Days following the Determination Date, an amount in U.S. dollars equal to such excess, and

(ii) if the Final Purchased Cash Amount is less than the Estimated Purchased Cash Amount, Buyer shall pay to Seller, within ten (10) Business Days following the Determination Date, an amount in U.S. dollars equal to such shortfall.

1.10 Electronic Delivery of Intangible Rights. At Closing, all Purchased Assets that are capable of delivery in electronic or digital form (without provision of a printed copy or a copy on a tangible property such as server, tape or compact disc) (“Electronic Delivery”), shall be delivered to Buyer or its designee through Electronic Delivery. Seller will provide Buyer at the latest three (3) Business Days prior to Closing with all technical details required for the Electronic Delivery, including the number, aggregate size and type of files to be electronically delivered. Any other method of delivery of Purchased Assets capable of Electronic Delivery not provided for in this Agreement must be agreed upon in writing by the Parties. At the Closing and promptly after completion of the Electronic Delivery in accordance with this Section 1.10, authorized officers of each of Seller and Buyer will complete and execute the electronic delivery certificate in the form attached hereto as Exhibit E. Each of Seller and Buyer shall bear its own costs and expenses in connection with Electronic Delivery.

1.11 Further Action. From and after the Closing, each Party shall, at the reasonable request of the other Party, execute and deliver such additional documents and instruments and take such further actions as are reasonably necessary to effectuate the Contemplated Transactions.

1.12 Allocation of Purchase Price.

(a) Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities and other relevant amounts properly treated as consideration for the Purchased Assets and the Acquired Entity for U.S. federal Tax purposes) among (i) the Acquired Entity and (ii) the Purchased Assets at least three (3) Business Days before the Closing Date (the “Pre-Closing Purchase Price Allocation”); provided that the Parties agree that the Buyer Series C Shares issued to Seller for purposes of allocating the Purchase Price shall be valued at $20.07 per share. If Seller notifies Buyer in writing that Seller objects to any allocation set forth thereon, Buyer and Seller shall negotiate in good faith to resolve such objection.

(b) Within thirty (30) days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities and other relevant amounts properly treated as consideration for the Purchased Assets and the Acquired Entity for U.S. federal Tax purposes) among the Purchased Assets and the Acquired Entity in accordance with Section 1060 of the Code (the “Allocation Schedule”); provided, that the Allocation Schedule shall be consistent with the Pre-Closing Purchase Price Allocation. If, within thirty (30) days after the delivery of the Allocation Schedule, Buyer notifies Seller in writing that Buyer objects to any allocation set forth thereon, Buyer and Seller shall negotiate in good faith to resolve such objection. In the event that Buyer and Seller are unable to resolve such dispute within thirty (30) days following Buyer’s notification of such objection, Buyer and Seller shall jointly retain the Verification Accountant to resolve the disputed items. The Verification Accountant shall consider only those items and amounts in the Allocation Schedule that are identified as being items and amounts to which Buyer and Seller have been unable to agree. The Verification Accountant shall finally and conclusively resolve any dispute relating to matters set forth in this Section 1.12 within thirty (30) days following receipt of the submission. Upon resolution of the disputed items, the Allocation Schedule shall be adjusted to reflect such resolution. The fees, costs and expenses of the Verification Accountant will be allocated to and borne in inverse proportion to the relative extent to which Buyer, on the one hand, and Seller, on the other hand, prevail on the disagreements resolved by the Verification Accountant. Buyer and Seller shall file all Tax Returns in a manner consistent with the Allocation Schedule unless otherwise required by a determination within the meaning of Section 1313(a) of the Code and shall not otherwise take any position for Tax purposes in a manner inconsistent with the Allocation Schedule unless otherwise required by applicable law. The Parties agree to notify each other with respect to the initiation of any Legal Proceeding by any Governmental Body relating to the Allocation Schedule and agree to consult with each other with respect to any such Legal Proceeding by any Governmental Body; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the allocation.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows, except as set forth in the written disclosure schedule delivered by Buyer to Seller (the “Buyer Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the Section or subSection of the Buyer Disclosure Schedule corresponding to the particular Section or subSection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such Section or subSection of the Buyer Disclosure Schedule by reference to another Section or subSection of the Buyer Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other Section or subSection of the Buyer Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). For purposes of the representations and warranties in this Article 2 (other than Sections 2.2, 2.3, 2.4, 2.5 and 2.6) the term “Buyer” shall include any member of Buyer Group, unless otherwise noted herein. The inclusion of any information in the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Organization; Good Standing; Corporate Power and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Buyer Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of Buyer consists, immediately prior to this Agreement, of:

(i) 71,907,559 shares of Buyer Common Stock, (A) 53,243,500 of which have been designated Class A Common Stock, 2,904,369 of which are issued and outstanding, and (B) 18,664,059 of which have been designated Class B Common Stock, 13,540,018 of which are issued and outstanding. All of the outstanding shares of Buyer Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 28,767,251 shares of Preferred Stock (the “Buyer Preferred Stock”), (A) 3,830,000 of which have been designated Series Founder Preferred Stock, all of which are issued and outstanding, (B) 8,228,000 of which have been designated Series A Preferred Stock, 8,227,154 of which are issued and outstanding, (C) 5,022,000 of which are designated Series A-1 Preferred Stock, all of which are issued and outstanding, (D) 4,959,400 of which have been designated Series B Preferred Stock, 4,465,508 of which are issued and outstanding, and (E) 6,727,851 of which have been designated Series C Preferred Stock, 6,653,090 of which are issued and outstanding. The rights, privileges and preferences of the Buyer Preferred Stock are as stated in the Buyer Restated Certificate and as provided by the DGCL.

(b) Buyer has reserved 6,220,306 shares of Buyer Common Stock for issuance to its officers, directors, employees and consultants pursuant to the Buyer Stock Option Plan. Of such reserved shares of Buyer Common Stock, 170,782 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 3,891,233 shares have been granted and are currently outstanding, and 1,805,791 shares of Buyer Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Buyer Stock Option Plan.

(c) Buyer has furnished to Seller complete and accurate copies of the Buyer Stock Option Plan and forms of agreements used thereunder.

(d) Except for (A) the conversion privileges of the Buyer Series C Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Section 2.2(a) and Section 2.2(b) of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Buyer any shares of Buyer Common Stock or Buyer Preferred Stock, or any securities convertible into or exchangeable for shares of Buyer Common Stock or Buyer Preferred Stock.

(e) All outstanding shares of Buyer Common Stock and all shares of the Buyer Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of Buyer upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than 180 days following Buyer’s initial public offering pursuant to a registration statement filed with the SEC under the Securities Act.

(f) None of Buyer’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where a Buyer Stock Option Plan is not assumed in an acquisition.

(g) Except as set forth in Buyer Restated Certificate, Buyer has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(h) Buyer has obtained valid waivers of any rights by other parties to purchase any of the Buyer Series C Shares covered by this Agreement.

2.3 Subsidiaries. Buyer does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity, except as set forth in Section 2.3 of the Buyer Disclosure Schedule. Buyer is not a participant in any joint venture, partnership or similar arrangement.

2.4 Authority; Vote Required.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the Transaction Documents and each other agreement, certificate and instrument required to be executed and delivered by Buyer in connection herewith, to perform its obligations hereunder and thereunder and, subject to receipt of the Required Buyer Stockholder Approval (as defined below), to consummate the transactions contemplated hereby and thereby, including the issuance of the Buyer Series C Shares to Seller and the Charter Amendment. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and the Buyer Board of Directors, subject only to the receipt of the Required Buyer Stockholder Approval, and no other corporate proceedings on the part of Buyer or its stockholders are necessary to authorize this Agreement, the Transaction Documents or the transactions contemplated hereby. The Buyer Board of Directors has unanimously: (i) determined that the Transaction is fair to, and in the best interests of, Buyer and Buyer Stockholders; (ii) deemed advisable and approved this Agreement, the Transactions, the Charter Amendment, the Buyer Stockholder Matters and the other actions contemplated by this Agreement; and (iii) resolved to recommend the approval of the Buyer Stockholder Matters by the Buyer Stockholders and directed that the Buyer Stockholder Matters be submitted for consideration by Buyer Stockholders in connection with the solicitation of the

Required Buyer Stockholder Approval. None of the actions taken by the Buyer Board of Directors in connection with the authorization of this Agreement or the transactions contemplated hereby have been amended, rescinded or modified. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Required Buyer Stockholder Approval is the only approval of the Buyer Stockholders (in their capacity as such) necessary for Buyer to approve and adopt this Agreement, and no further vote or approval on the part of any Buyer Stockholders (in their capacity as such) will be required for Buyer to approve or adopt this Agreement, the Transaction Documents and each certificate and other instrument required hereby and thereby to be executed and delivered by a member of the Buyer Group.

2.5 Valid Issuance of Shares. The Buyer Series C Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Buyer Stockholder Agreements, the Transaction Documents, applicable state and federal securities laws and Encumbrances created by or imposed by Seller. Assuming the accuracy of the Seller Investment Representations, the Buyer Series C Shares will be issued in compliance with all applicable federal and state securities laws. The Buyer Common Stock issuable upon conversion of the Buyer Series C Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Buyer Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Buyer Stockholder Agreements, the Transaction Documents, applicable federal and state securities laws and liens or encumbrances created by or imposed by Seller. Assuming the accuracy of Seller Investment Representations, the Buyer Common Stock issuable upon conversion of the Buyer Series C Shares will be issued in compliance with all applicable federal and state securities laws.

2.6 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate the Buyer Restated Certificate or Bylaws of Buyer; (ii) subject to obtaining the Required Buyer Stockholder Approval and compliance with the requirements set forth in Section 2.6(b) below, conflict with or violate any Legal Requirement applicable to Buyer or by which its properties are bound or affected, except for any such conflicts or violations that would not constitute a Buyer Material Adverse Effect; or (iii) require Buyer to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Buyer pursuant to, any Buyer Material Contract.

(b) No material Consent or Governmental Order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for such Consents, Governmental Orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or, to Buyer’s Knowledge, investigation pending or currently threatened in writing (i) against Buyer or any officer, director or Key Employee of Buyer arising out of their employment or board relationship with Buyer; (ii) that questions the validity of the Transaction Documents or the right of Buyer to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Buyer Material Adverse Effect. Neither Buyer nor, to Buyer’s Knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect Buyer). There is no action, suit, proceeding or investigation by Buyer pending or that Buyer intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Buyer) involving the prior employment of any of Buyer’s employees, their services provided in connection with Buyer’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8 Intellectual Property. Buyer owns or possesses or it can acquire on commercially reasonable terms sufficient legal rights to all Buyer IP Rights without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. To Buyer’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Buyer violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available Software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to Buyer IP Rights, nor is Buyer bound by or a party to any options, licenses or agreements of any kind with respect to the Patents, Trademarks, service marks, trade names, Copyrighted Works, trade secrets, licenses, information, proprietary rights and processes of any other Person. Buyer has obtained and possesses valid licenses to use all of the Software programs present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Buyer’s business. Buyer has not received any communications alleging that Buyer has violated, or by conducting its business, would violate any of the Patents, Trademarks, service marks, tradenames, Copyrighted Works, trade secrets, or other proprietary rights or processes of any other Person. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Buyer, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to Buyer all intellectual property rights he or she owns that are related to Buyer’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with Buyer that (a) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to Buyer’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of Buyer’s time or with the use of any of Buyer’s equipment, supplies, facilities or information or (c) resulted from the performance of services for Buyer. Section 2.8 of the Buyer Disclosure Schedule lists all Buyer Registered IP. Buyer has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, Software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of Buyer to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Buyer IP Rights (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Buyer IP Rights; (iii) the creation of any obligation for Buyer with respect to Buyer IP Rights, or the grant to any third party of any rights or immunities under Buyer IP Rights; or (iv) any other limitation, restriction or condition on the right of Buyer with respect to its use or distribution of any Buyer IP Rights. For purposes of this Section 2.8, Buyer shall be deemed to have Knowledge of a Patent right if Buyer has actual knowledge of the Patent right or would be found to be on notice of such Patent right as determined by reference to United States Patent Legal Requirements. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Buyer IP Rights. To Buyer’s Knowledge, no Person who was involved in, or who contributed to, the creation or development of any Buyer IP Rights, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the Buyer IP Rights.

2.9 Compliance with Other Instruments. Buyer is not in violation or default (i) of any provisions of the Buyer Restated Certificate or its Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Buyer Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to Buyer, the violation of which would have a Buyer Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of Buyer or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Buyer.

2.10 Agreements; Actions.

(a) Except for the Transaction Documents, there are no Buyer Contracts that involve (i) obligations (contingent or otherwise) of, or payments to, Buyer in excess of $250,000 (except pursuant to at will employment offer letters, each entered into by Buyer in the Ordinary Course of Business), (ii) the license of any Patent, Copyrighted Work, Trademark, trade secret or other proprietary right to or from Buyer (other than commercially-available, off-the-shelf Software licensed to Buyer that are not and will not be part of any product, service or intellectual property offering of Buyer or non-exclusive, standard end user licenses entered into by Buyer in the Ordinary Course of Business), (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit Buyer’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by Buyer with respect to infringements of proprietary rights, or (v) a noncompetition, nonsolicitation, “most favored nations” pricing or exclusivity provision or other similar provision that would prevent, restrict, modify or limit in any way Buyer from carrying on its business in any manner or in any geographic location (each, a “Buyer Material Contract”). Buyer is not in material breach of or default under any Buyer Material Contract. To Buyer’s Knowledge, each Buyer Material Contract is in full force and effect and is enforceable by Buyer in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies. To Buyer’s Knowledge, no other party to a Buyer Material Contract is in material default thereunder.

(b) Buyer has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any Indebtedness for money borrowed or incurred any other liabilities individually in excess of $250,000 or in excess of $500,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of Business. For the purposes of (a) and (b) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, Contracts and proposed transactions involving the same Person (including Persons Buyer has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) Buyer is not a guarantor or indemnitor of any Indebtedness of any other Person.

2.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Buyer Board of Directors, and (iii) the purchase of shares of Buyer Capital Stock and the issuance of options to purchase shares of Buyer Common Stock, in each instance, approved in the written minutes of the Buyer Board of Directors (previously made available to Seller or its counsel) and (iv) the Transaction Documents, there are no agreements, understandings or proposed transactions between Buyer and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) Buyer is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the Ordinary Course of Business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Buyer’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Buyer or, to Buyer’s Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of Buyer’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which Buyer is affiliated or with which Buyer has a business relationship, or any firm or corporation which competes with Buyer except that directors, officers, employees or stockholders of Buyer may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with Buyer; or (iii) financial interest in any material contract with Buyer.

2.12 Rights of Registration and Voting Rights. Except as provided in this Agreement and the Buyer Stockholder Agreements, Buyer is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Buyer’s Knowledge, except as contemplated in this Agreement or the Buyer Stockholder Agreements, or as set forth in Section 2.12 of the Buyer Disclosure Schedule, no stockholder of Buyer has entered into any agreements with respect to the voting of capital shares of Buyer.

2.13 Property. The property and assets that Buyer owns are free and clear of all Encumbrances, except for statutory liens for the payment of current Taxes that are not yet delinquent and Encumbrances that arise in Ordinary Course of Business and do not materially impair Buyer’s ownership or use of such property or assets. With respect to the property and assets it leases, Buyer is in compliance with such leases and holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. Buyer does not own any real property.

2.14 Financial Statements. Buyer has made available to Seller its unaudited financial statements as of March 31, 2026 (the “Reference Sheet Date”) and for the fiscal year ended December 31, 2025 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Buyer Financial Statements may not contain all footnotes required by GAAP. The Buyer Financial Statements fairly present in all material respects the financial condition and operating results of Buyer as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Buyer Financial Statements to normal year-end audit adjustments. Except as set forth in the Buyer Financial Statements, Buyer has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to the date of the Buyer Financial Statements, (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Buyer Financial Statements, which, in all such cases, individually and in the aggregate would not have a Buyer Material Adverse Effect. Buyer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.15 Changes. Since the Reference Sheet Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Buyer from that reflected in the Buyer Financial Statements, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Buyer Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Buyer Material Adverse Effect;

(c) any waiver or compromise by Buyer of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Buyer, except in the Ordinary Course of Business and the satisfaction or discharge of which would not have a Buyer Material Adverse Effect;

(e) any material change to a material contract or agreement by which Buyer or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of Buyer;

(h) any Encumbrance created by Buyer, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the Ordinary Course of Business and do not materially impair Buyer’s ownership or use of such property or assets;

(i) any loans or guarantees made by Buyer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business;

(j) any declaration, setting aside or payment or other distribution in respect of any of Buyer Capital Stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Buyer;

(k) any sale, assignment, exclusive license or transfer of any Buyer IP Rights that would reasonably be expected to have a Buyer Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Buyer;

(m) to Buyer’s Knowledge, any other event or condition of any character, other than events affecting the economy or Buyer’s industry generally, that would reasonably be expected to have a Buyer Material Adverse Effect; or

(n) any arrangement or commitment by Buyer to do any of the things described in this Section 2.15.

2.16 Employee Matters.

(a) To Buyer’s Knowledge, none of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Buyer or that would conflict with Buyer’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of Buyer’s business by the employees of Buyer, nor the conduct of Buyer’s business as now conducted and as presently proposed to be conducted, will, to Buyer’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant or instrument under which any such employee is now obligated.

(b) Buyer is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Buyer has complied in all material respects with all applicable state and federal equal employment opportunity Legal Requirements and with other Legal Requirements related to employment, including those related to wages, hours, worker classification and collective bargaining. Buyer has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of Buyer and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) To Buyer’s Knowledge, (i) each officer and current Key Employee is currently devoting all of such employee’s business time to the conduct of the business of Buyer, (ii) no officer or current Key Employee intends to work less than full time at Buyer in the future, and (iii) no officer or current Key Employee intends to terminate employment with Buyer or is otherwise likely to become unavailable to continue as an officer or Key Employee. Buyer does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Buyer is terminable at the will of Buyer. Except as set forth in Section 2.16(c) of the Buyer Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c) of the Buyer Disclosure Schedule, Buyer has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) Buyer has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Buyer Board of Directors.

(e) Each Key Employee whose employment was terminated by Buyer has entered into an agreement with Buyer providing for the full release of any claims against Buyer or any related party arising out of such employment.

(f) Section 2.16(f) of the Buyer Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by Buyer, or that Buyer participates in or contributes to, which is subject to ERISA. Buyer has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable Legal Requirements for any such employee benefit plan.

(g) Buyer is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of Buyer, has sought to represent any of the employees, representatives or agents of Buyer. There is no strike or other labor dispute involving Buyer pending, or to Buyer’s Knowledge, threatened, nor is Buyer aware of any labor organization activity involving its employees.

(h) To Buyer’s Knowledge, none of the Key Employees, directors or officers of Buyer has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17 Tax Returns and Payments. There are no federal, state, county, local or foreign Taxes due and payable by Buyer that have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign Taxes of Buyer that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign Governmental Body. Buyer has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

2.18 Insurance. Buyer has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Buyer, with extended coverage, which would be sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19 Employee Agreements. Each current and former employee, consultant and officer of Buyer has executed an agreement with Buyer regarding confidentiality and proprietary information substantially in the form or forms made available to counsel for Seller (the “Confidential Information Agreements”). No Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each Key Employee has executed a non-solicitation agreement substantially in the form or forms made available to Seller or its counsel. Buyer is not aware that any of its Key Employees is in violation of any agreement covered by this Section 2.19.

2.20 Permits. Buyer has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would reasonably be expected to have a Buyer Material Adverse Effect. Buyer is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21 Corporate Documents. The Buyer Restated Certificate and Bylaws of Buyer are in the form made available to Seller. The copy of the minute books of Buyer made available to Seller contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

2.22 Foreign Corrupt Practices Act. Neither Buyer nor, to Buyer’s Knowledge, any of its directors, officers, employees or agents while acting on behalf of Buyer have, directly or indirectly, made, offered, promised or authorized any unlawful payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Body, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Buyer or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Buyer nor, to Buyer’s Knowledge, any of its directors, officers, employees or agents while acting on behalf of Buyer have made or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Anti-Corruption Laws. Buyer further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure compliance with the FCPA or any other applicable Anti-Corruption Law, and to ensure that all books and records of Buyer accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither Buyer nor any of its officers, directors or employees (in their capacities as such or relating to their employment, services or relationship with Buyer) are the subject of any allegation, voluntary disclosure, governmental investigation, prosecution or other enforcement action related to the FCPA or any other Anti-Corruption Law.

2.23 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, Buyer is and has been, to Buyer’s Knowledge, in compliance in all material respects with all applicable Legal Requirements in all relevant jurisdictions, Buyer’s privacy policies and the requirements of any Contract or codes of conduct to which Buyer is a party. Buyer has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Buyer is and has been, to Buyer’s Knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.24 Export Control Laws. Buyer has conducted all export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”). Without limiting the foregoing: (a) Buyer has obtained all material export licenses and other approvals required for its exports of products, Software and technologies from the United States and any other applicable jurisdiction; (b) Buyer is in material compliance with the terms of all applicable export licenses or other approvals; (c) there are no pending or threatened claims against Buyer with respect to Buyer’s compliance with the Export Control Laws; (d) there are no pending governmental investigations related to Buyer’s exports; and (e) there are no actions, conditions, or circumstances pertaining to Buyer’s export transactions that would reasonably be expected to give rise to a Buyer Material Adverse Effect.

2.25 Financial Advisor. Except as set forth on Section 2.25 of the Buyer Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any member of the Buyer Group or any of their respective Affiliates.

2.26 Supplied Information. The information supplied by Buyer specifically for inclusion in the Proxy Statement or in any document mailed, delivered or otherwise furnished to the Seller Stockholders or the Buyer Stockholders in connection with this Agreement and the Contemplated Transactions, including the Information Statement and any other notice described in Section 5.2 (including any Buyer Financial Statements) will not, as of the date of the Proxy Statement or Information Statement or as of the date such information is first mailed to Seller Stockholders or Buyer Stockholders, as applicable, (i) contain any untrue statement of a material fact or (ii) omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to (A) any information supplied by Seller or any of its Representatives for inclusion therein or (B) any forward-looking statements included therein.

2.27 No Other Representations or Warranties; Independent Investigation; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 2, none of Buyer or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to Buyer or its Affiliates or their respective business, operations, assets, liabilities or condition (financial or otherwise), notwithstanding the delivery or disclosure to Seller or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

(b) Buyer has conducted its own independent investigation, review and analysis of Seller, its Affiliates, the Business, the Purchased Assets and the Assumed Liabilities. In making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent review and analysis and the covenants, representations and warranties of Seller contained in this Agreement, any certificates required to be delivered and the representations and warranties of Seller and the Seller Subsidiaries explicitly set forth in the Transaction Documents. Notwithstanding the foregoing, nothing in this Section 2.27 shall restrict or impair any claim arising out of Fraud as set forth herein.

(c) Buyer hereby acknowledges that, notwithstanding anything contained in this Agreement to the contrary, (i) neither Seller nor any of its Subsidiaries, nor any other Person, makes or has made or is making any express or implied representation or warranty with respect to Seller, any of its Subsidiaries, the Business, the Purchased Assets or Assumed Liabilities, in each case other than those expressly given solely by Seller in Article 3; and (ii) Buyer is not relying on any express or implied representation or warranty, or the accuracy or completeness of the representations and warranties set forth in Article 3, with respect to Seller, any of its Subsidiaries, the Business, the Purchased Assets or Assumed Liabilities, in each case other than those expressly given solely by Seller in Article 3.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, except as set forth in the written disclosure schedule delivered by Seller to Buyer (the “Seller Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the Section or subsection of the Seller Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such Section or subsection of the Seller Disclosure Schedule by reference to another Section or subsection of the Seller Disclosure Schedule; (c) any exceptions or disclosures set forth in any other Section or subsection of the Seller Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty); and (d) the Seller SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any such SEC Document under the headings “Safe Harbor Statement,” “Risk Factors” or any similar Section and any disclosure therein are predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein), provided, however, that any such disclosures in such SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent based on the content of such disclosure that such information is relevant to such representation or warranty. The inclusion of any information in the Seller Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Seller Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1 Due Organization; Organizational Documents.

(a) Each of Seller, the Seller Subsidiaries and the Acquired Entity is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct the Business in the manner in which it is currently being conducted; (ii) to own, lease, operate and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Seller Contracts, except, in the case of the Seller Subsidiaries, where the failure to have such power or authority would not reasonably be expected to have a Seller Material Adverse Effect.

(b) Each of Seller, the Seller Subsidiaries and the Acquired Entity is qualified to do business as a foreign Entity, and is in good standing, under the laws of all jurisdictions in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary other than, in the case of the Seller Subsidiaries, in jurisdictions where the failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.

(c) Seller has delivered or made available to Buyer accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Seller, each Seller Subsidiary that holds Purchased Assets and the Acquired Entity. Neither Seller nor the Acquired Entity is in violation of any material provision of its organizational documents.

3.2 Authority; Vote Required; Capitalization of Acquired Entity.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and Seller, each Seller Subsidiary and the Acquired Entity has all requisite corporate power and authority to enter into the Transaction Documents and each other agreement, certificate and instrument required to be executed and delivered by it in connection herewith, to perform its obligations hereunder and thereunder and, subject to receipt of the Required Seller Stockholder Vote (as defined below), to consummate the transactions contemplated hereby and thereby, including the sale of the Purchased Assets and Purchased Equity Interests to Buyer. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and the Seller Board of Directors, subject only to the receipt of the Required Seller Stockholder Vote, and no other corporate actions on the part of Seller or its stockholders are necessary to authorize this Agreement, the Transaction Documents or the Contemplated Transactions. The Seller Board of Directors has unanimously: (i) determined that the Transaction is fair to, and in the best interests of, Seller and Seller Stockholders; (ii) deemed advisable and approved this Agreement, the Transaction, the Seller Stockholder Matters and the other actions contemplated by this Agreement; and (iii) resolved to recommend the approval of the Seller Stockholder Matters by the Seller Stockholders and to submit the Seller Stockholder Matters for consideration by Seller Stockholders in connection with the solicitation of the Required Seller Stockholder Vote. For purposes of this Agreement, “Required Seller Stockholder Vote” means the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock and Seller Series B Preferred Stock voting together as a single class (the Seller Series B Preferred Stock voting on an as-converted basis). As of the date of this Agreement, the resolutions of Seller Board of Directors referred to in Section 3.2(a)(i) – (iii) have not been amended, rescinded or modified. This Agreement has been, and each of the Transaction Documents to which Seller, any Seller Subsidiary or the Acquired Entity is a party will be at or prior to the Closing, duly executed and delivered by such Person and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Required Seller Stockholder Vote is the only approval of the Seller Stockholders (in their capacity as such) necessary for Seller to approve and adopt this Agreement, and no further vote or approval on the part of any Seller Stockholders (in their capacity as such) is required under applicable Legal Requirements, the certificate of incorporation or bylaws of Seller.

(c) Section 3.2(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the identity of each record and beneficial holder of all of the Purchased Equity Interests and the number of shares held by each such holder. The Purchased Equity Interests constitute all of the outstanding equity interests in the Acquired Entity. The Acquired Entity does not own any equity interests in any Person. All of the outstanding equity interests in the Acquired Entity have been duly authorized and validly issued, are fully paid and non-assessable and are free of preemptive rights and are held, in each case, free and clear of all Encumbrances (except for Permitted Encumbrances). There are no existing options, warrants, calls, rights or agreements to which the Acquired Entity is a party to acquire equity interests of the Acquired Entity, other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interest in the Acquired Entity, or any interest, the value of which is in any way based on, linked, to, or derived from equity interests in the Acquired Entity, including any rights to share in the equity, profits, earnings, losses or grants of stock appreciation, phantom equity, profit participation, or other similar rights.

3.3 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement and each Transaction Document to which Seller, any Seller Subsidiary or the Acquired Entity is a party does not, and the performance of this Agreement and each Transaction Document to which Seller, any Seller Subsidiary or the Acquired Entity is a party by such Person will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate its certificate of incorporation or bylaws; (ii) subject to obtaining the Required Seller Stockholder Vote and compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to Seller, the Seller Subsidiaries or the Acquired Entity; or (iii) require Seller or a Seller Subsidiary to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Seller’s or the Seller Subsidiaries’ rights under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets pursuant to, any Seller Material Contract, except in the case of clause (i)-(iii) above for matters which would not, individually or in the aggregate, be material to the Business or otherwise impair in any material respect the consummation of the Contemplated Transactions.

(b) No Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Seller, any Seller Subsidiary or the Acquired Entity in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the Contemplated Transactions, except for such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and by Nasdaq or as would not reasonably be expected to be material to the Business or otherwise impair in any material respect the consummation of the Contemplated Transactions.

3.4 SEC Filings; Financial Statements.

(a) Except as set forth on Section 3.4(a) of the Seller Disclosure Schedule, Seller has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by it since January 1, 2024 (collectively, such filed or furnished documents, together with any exhibits and schedules thereto and other information incorporated therein, the “Seller SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Seller SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and none of the Seller SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, or, with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting) contained any untrue statement of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Seller SEC Documents: (i) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount, individually or in the aggregate) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the periods covered thereby.

(c) Section 3.4(c) of the Seller Disclosure Schedule sets forth copies of the balance sheet of the Business as of March 31, 2026 (the “Latest Business Balance Sheet”), and the related statement of operations of the Business for the fiscal year ended March 31, 2026, and notes thereto (together, the “Financial Statements”).

(d) Except as set forth on Section 3.4(d) of the Seller Disclosure Schedule, (i) the Financial Statements present fairly, in all material respects, the financial position and results of operations of the Business at the date and for the time period indicated and (ii) have been prepared by the management of Seller in accordance with GAAP, consistently applied throughout the periods indicated.

(e) All accounts and notes receivable of Seller, the Seller Subsidiaries and the Acquired Entity related to, or arising from, the operation of the Business have arisen, in all material respects, from bona fide transactions. None of the accounts or notes receivable of the Business reflected in the Financial Statements related to, or arising from, the operation of the Business (i) are, in any material respect, subject to any setoffs or counterclaims or (ii) represent, in any material respect, obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other material repurchase or return arrangement.

3.5 Absence of Changes. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, between March 31, 2026 and the date of this Agreement, each of Seller, the Seller Subsidiaries and the Acquired Entity has conducted the Business in the Ordinary Course of Business. Since March 31, 2026, there has not occurred (a) any event, change, development or effect that has had, or would reasonably be expected to have, a Seller Material Adverse Effect or (b) any action, event or occurrence that would have required consent of Buyer pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.6 Title to Assets; Sufficiency of Assets.

(a) Seller (or the Seller Subsidiaries) owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties, assets and equipment included in the Purchased Assets, in each case, free and clear of any Encumbrances, except for (i) the Permitted Encumbrances and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Business. The Purchased Assets that are tangible personal property assets: (a) are in good operating condition and repair, in all material respects, subject to normal wear and maintenance and (b) are, in all material respects, usable in the regular and ordinary course of business. The Purchased Assets (together with the assets of the Acquired Entity) constitute, in all material respects, all of the tangible assets used in the conduct of the Business as currently conducted, other than the Excluded Assets, and are sufficient in all material respects to permit Buyer to conduct the Business immediately following the Closing in the same manner as conducted as of the date of this Agreement and as of the Closing.

(b) At the Closing, except for the Non-Transferrable Assets, Buyer will own or have the right to use Purchased Assets and the Purchased Equity Interests on the terms and subject to the conditions thereof sufficient, in combination with Buyer’s rights hereunder and under the Transaction Documents, to conduct in all material respects the Business as conducted as of the date of this Agreement and as of the Closing.

3.7 Real Property; Leaseholds.

(a) None of Seller, any Seller Subsidiary or the Acquired Entity owns any real property or any interest in real property used in the Business. The leaseholds created under the real property leases (including any amendments thereto) of the Business are identified in Section 3.7(a) of the Seller Disclosure Schedule (the “Seller Leases”). Seller has delivered to Buyer a true and complete copy of each Seller Lease.

(b) Except as set forth on Section 3.7(b) of the Seller Disclosure Schedule, with respect to each of the Seller Leases: (i) such Seller Lease is a legal, valid, and binding, obligation of Seller, the applicable Seller Subsidiary or the Acquired Entity, enforceable in accordance with its terms, subject to Enforceability Exceptions; (ii) neither Seller nor any of its Subsidiaries is in material breach or default under such Seller Lease, and to the Knowledge of Seller, no other party to such Seller Lease is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, or both, would reasonably be expected to result in a material breach or default by Seller, a Seller Subsidiary or the Acquired Entity under such Seller Lease; and (iii) Seller’s or its Subsidiary’s possession of the Seller Leased Real Estate has not been materially disturbed, and there are no written (or, to the Seller’s Knowledge, oral) disputes with respect to such Seller Lease. Neither Seller nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Seller Lease or any interest therein nor has Seller or any of its Subsidiaries subleased or otherwise granted any Person (other than another wholly owned Subsidiary of Seller) a right to use or occupy any portion of the Seller Leased Real Estate.

(c) The Seller Leased Real Estate identified in Section 3.7(a) of the Seller Disclosure Schedule comprise all of the real property materially used in the operation of the Business as currently conducted.

3.8 Intellectual Property.

(a) Section 3.8(a)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Licensed IP Rights other than: (1) non-exclusive licenses for Software made commercially available for less than $50,000 annually, (2) licenses to Open Source Software, (3) employee or contractor agreements entered into in the ordinary course of business, and (4) nondisclosure agreements entered into in the ordinary course of business.

(b) The rights of Seller, the Seller Subsidiaries and the Acquired Entity in Licensed IP Rights have been granted pursuant to written agreements that are valid, enforceable and sufficient in scope to cover use by Seller, the Seller Subsidiaries and the Acquired Entity of such Licensed IP Rights in the conduct of the Business as currently conducted and proposed to be conducted, free and clear of all Encumbrances, except Permitted Encumbrances.

(c) The Owned Intellectual Property and, to Seller’s Knowledge, the Licensed IP Rights, comprise all the Intellectual Property Rights used in, necessary and sufficient for the conduct and operation of the Business as currently conducted in all material respects.

(d) Section 3.8(d) of the Seller Disclosure Schedule is an accurate, true and complete listing of all Seller Registered IP, and sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, country of use and date of first use, a complete and correct list of all the following: (A) issued Patents and applications for Patents; (B) registered Copyrighted Works and applications therefor; (C) registered Trademarks, material unregistered Trademarks, and applications for registration of Trademarks; and (D) Domain Name registrations and applications therefor, and social media accounts. All fees associated with maintaining any Seller Registered IP required to have been set forth on Section 3.8(d) of the Seller Disclosure Schedule have been paid in full in a timely manner to the proper Governmental Body and, except as set forth on Section 3.8(d) of the Seller Disclosure Schedule, no such fees are due within the three (3) month period after the Closing Date. All of the Seller Registered IP required to be listed thereon has been duly registered, renewed, or maintained with, or filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable intellectual property Legal Requirements, and such registrations, renewals, maintenance, filings, issuances and other actions remain in full force and effect. All Seller Registered IP is subsisting, and all Seller Registered IP that has issued is valid and enforceable.

(e) All Owned Intellectual Property and Licensed IP Rights are free and clear from (A) any Encumbrances (other than Permitted Encumbrances) and (B) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Seller or the applicable member of Seller Group (1) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and (2) has valid and enforceable rights, pursuant to a valid written intellectual property license, to use all Licensed IP Rights as used in the Business as presently conducted. Except pursuant to an agreement set forth on Section 3.8(e) of the Seller Disclosure Schedule or in the ordinary course of business, neither Seller nor any member of Seller Group has licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any such Seller Owned IP Rights against any Person. Seller or the applicable member of Seller Group has the sole right to enforce all of the Owned Intellectual Property.

(f) Except as set forth on Section 3.8(f) of the Seller Disclosure Schedule, each Person who is or was an employee or contractor of any member of Seller Group and who is or was involved in the creation or development of any Purchased IP Asset, including all Owned Intellectual Property, has signed a valid, enforceable agreement containing (i) an assignment of such Intellectual Property to such member of Seller Group including those Intellectual Property (A) embodied in or used in connection with any products produced by the Business, (B) used in connection with providing services associated with the Business, or (C) used in the operations of the Business, and (ii) confidentiality provisions protecting trade secrets and confidential information of any member of Seller Group. To the Knowledge of Seller, no current or former stockholder, officer, director, employee or contractor of a member of Seller Group has any claim, right (whether or not currently exercisable), or interest to or in any Seller IP Rights. To the Knowledge of Seller, no employee or contractor of a member of the Seller Group is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such member of Seller Group or (b) in breach of any Contract with any current or former employer or other Person concerning Purchased IP Assets or confidentiality provisions protecting trade secrets and confidential information comprising such Intellectual Property Rights.

(g) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Purchased IP Assets, in which any member of Seller Group has an ownership interest.

(h) Each of Seller, the Seller Subsidiaries and the Acquired Entity, and to Seller’s Knowledge, any third party acting for or on behalf of Seller, any Seller Subsidiaries or the Acquired Entity has entered into confidentiality and nondisclosure agreements with its employees and consultants with access to the Trade Secrets of Seller, the Seller Subsidiaries and the Acquired Entity with respect to the Business to protect the confidentiality and value of such Trade Secrets. To Seller’s Knowledge, none of Seller, any Seller Subsidiary, the Acquired Entity or any third party acting for or on behalf of Seller, any Seller Subsidiary or the Acquired Entity has disclosed or authorized or consented to the disclosure of any Trade Secret that is material to the Business to any Person other than pursuant to the foregoing agreements or to a Person who otherwise has a duty to protect such Trade Secret, and to the Seller’s Knowledge there has not been any breach by any of the foregoing of any such agreement. Seller, the Seller Subsidiaries and the Acquired Entity use adequate measures, at least consistent with those in the industry in which the Business operates, to maintain the secrecy of all Trade Secrets of Seller, the Seller Subsidiaries and the Acquired Entity with respect to the Business.

(i) No member of Seller Group has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Purchased IP Assets to any other Person.

(j) To Seller’s Knowledge, the operation of the Business as currently conducted or any part thereof, including the manufacture, use, sale and importation of Seller Products, does not and have not infringed, misappropriated, diluted, violated, or otherwise conflicted with any Intellectual Property right of any other Person.

(k) To the Knowledge of Seller, no third party is infringing upon or misappropriating, or violating any license or agreement with any member of Seller Group relating to, any Owned Intellectual Property.

(l) None of Seller, any Seller Subsidiary or the Acquired Entity has received any written (or, to the Seller’s Knowledge, oral) demand, claim, or notice from any third Person with respect to the operation of the Business alleging infringement, misappropriation, dilution, or other actionable harm to any third-party Intellectual Property Rights or challenging the ownership, use, validity or enforceability of any Owned Intellectual Property under the Legal Requirements of any applicable jurisdiction, and none of Seller, any Seller Subsidiary or the Acquired Entity has received any other demand, claim or notice alleging any of the foregoing. None of Seller, any Seller Subsidiary or the Acquired Entity is the subject of any pending or, to the Seller’s Knowledge, threatened Proceedings alleging or involving any of the foregoing. To the Seller’s Knowledge, there are no facts or circumstances that would form the basis for any such claim or challenge.

(m) Products.

(i) To the Seller’s Knowledge, no Seller Products contain Viruses. Seller Group has taken commercially reasonable steps to prevent the introduction of Viruses into Seller Products. To the Seller’s Knowledge, in the four (4) years prior to the Closing Date, at the time that Seller Group has delivered Seller Products to any Person, none of the Seller Products has contained any computer code in any Software, firmware, or microcode incorporated in a Seller Product (“Product Software”) that is designed to: (A) intentionally harm the operation of such Product Software, or any other associated Software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (B) intentionally disable such Product Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), or (C) permit Seller or any third party to access the Product Software or intentionally cause any harmful, malicious procedures, routines or mechanisms which would damage or corrupt the Software or cause the Software to cease functioning.

(ii) All material use and distribution of Open Source Software utilized in the Seller Products or services is in material compliance with the Open Source Software licenses applicable to such use and distribution, including all copyright notice and attribution requirements.

(iii) No Seller Product incorporates or has embedded in it any source code subject to an Open Source Software license, “copyleft” license, or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like), such that any product or service of Seller is subject to the terms of such Open Source Software license and requirements that any proprietary Software of the Seller be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making modifications or derivative works, (C) redistributable at no charge, or (D) subject to a license grant of a Patent or inhibited from Patent enforcement.

(iv) No member of Seller Group or any third party acting for or on behalf of any member of Seller Group has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party any source code related to the Business. To the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Seller or any other party acting on behalf of Seller, including an escrow agent of any Seller source code related to the Business. The execution of this Agreement would not reasonably be expected to result in the release of any material source code owned by Seller Group.

3.9 Undisclosed Liabilities. The Seller Group does not have any Liability relating to the Business except for: (a) Liabilities identified as such in the Latest Business Balance Sheet; (b) Liabilities that have been incurred by the Seller Group since the date of the Financial Statements in the Ordinary Course of Business that would be included in the calculation of Current Liabilities in accordance with the Accounting Principles; (c) Liabilities for performance in the Ordinary Course of Business of obligations of the Seller Group under Seller Contracts, including the reasonably expected performance of such Seller Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities listed in Section 3.9 of the Seller Disclosure Schedule and (f) Excluded Liabilities.

3.10 Compliance; Permits; Restrictions.

(a) The Seller Group is, and during the past three (3) years has been, with respect to the Business, in compliance in all material respects with all applicable Legal Requirements, and is not in material violation of any Legal Requirements with respect to the Business. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened in writing against a member of the Seller Group with respect to the Business. There is no judgment, injunction, Governmental Order or decree binding upon a member of the Seller Group with respect to the Business. None of Seller, any Seller Subsidiary or the Acquired Entity has received any written or, to Seller’s Knowledge, oral notification or communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, or liability under, any applicable Legal Requirements with respect to the Business.

(b) The Seller Group holds all Governmental Authorizations that are material to the operation of the Business as currently conducted or for the ownership and use of the Purchased Assets in all material respects (collectively, the “Seller Permits”). Section 3.10(b) of the Seller Disclosure Schedule identifies each Seller Permit as of the date hereof. The Seller Group is in compliance in all material respects with the terms of the Seller Permits, and all such Seller Permits are in full force and effect. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened in writing, which seeks to revoke, limit, suspend, or materially modify any Seller Permit in a manner that would reasonably be expected to be material to the Business. Since March 31, 2023, none of Seller, any Seller Subsidiary or the Acquired Entity has received any written, or to Seller’s Knowledge, oral notice from any Governmental Body or other Person that any of the properties, facilities, equipment, operations or business procedures or practices of Seller or any Seller Subsidiary with respect to the Purchased Assets fails to comply in any material respect with any such Seller Permit. None of Seller, any Seller Subsidiary or the Acquired Entity is, and has not been during the past three (3) years, in default, nor has it received any notice of any claim of default, with respect to any such Seller Permits.

3.11 Tax Matters.

(a) Seller and Seller Subsidiaries have timely and properly filed all material Federal and state and local Tax Returns and timely paid all Taxes to the appropriate Governmental Body the non-filing or non-payment of which (i) could result in an Encumbrance on any of the Purchased Assets, (ii) could result in Buyer becoming responsible or liable therefor either directly or as a successor or transferee, or (iii) could have an adverse effect on Buyer’s ability to conduct the Business. The Acquired Entity has timely and properly filed all Tax Returns and timely paid all Taxes (whether or not shown as due on a Tax Return) to the appropriate Governmental Body.

All Tax Returns are true, correct and complete in all material respects and have been completed in accordance with the past practices of Seller with respect to the Business and applicable law.

(b) All material amounts of Taxes that Seller and the Acquired Entity was required to withhold or to collect for payment have been withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authorities and Seller and the Acquired Entity have complied with all Tax information reporting requirements, including maintenance of required records with respect thereto, and all IRS Forms W-2 and 1099 (or analogous forms under foreign law) required with respect thereto have been properly completed and timely filed and provided to the appropriate payee.

(c) No extensions or waivers of statutes of limitations (excluding any automatic extensions) have been given, granted or requested with respect to the filing of any material Tax Return, payment of any material Taxes, or otherwise relating to material Taxes of or with respect to the Acquired Entity, the Purchased Assets, the Assumed Liabilities or the Business, which extensions or waivers are still in effect.

(d) None of the Purchased Assets or Assumed Liabilities is subject to a Tax allocation, sharing, indemnification, or similar Contract. The Acquired Entity is not a party to any Tax allocation, sharing, indemnification, or similar Contract.

(e) The Acquired Entity has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of applicable state, local or non-U.S. laws.

(f) Within the past two (2) years the Acquired Entity has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 (or so much of Section 356 as relates to Section 355) or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(g) There is no pending or threatened audit, investigation, demands, dispute, scrutiny, notice, notices of deficiency, claim or other proceedings or actions related to or concerning any Tax of Seller and the Seller Subsidiaries related to the Business, or Purchased Assets or any Tax of the Acquired Entity or any defaults, breaches, or non-compliance by Seller or the Acquired Entity of any conditions under any fiscal or Tax exemption or remission scheme or applicable Legal Requirements that has been claimed or raised by any Governmental Body, in each case, in writing.

(h) Neither Seller with respect to Business nor the Acquired Entity has received any tax ruling or entered into any written and legally binding agreement or is currently negotiating any such agreement with any tax authority which would affect the Tax situation of the Business or the Acquired Entity in relation to any period ending after the Closing Date.

(i) Neither Seller nor any Seller Subsidiary with respect to the Business nor the Acquired Entity has received any tax ruling or entered into any written and legally binding agreement or is currently negotiating any such agreement with any tax authority which would affect the Tax situation of the Business or the Acquired Entity in relation to any period ending after the Closing Date.

(j) No written claim has ever been made by a Governmental Body in a jurisdiction where Seller, any Seller Subsidiary or the Acquired Entity does not file Tax Returns or a particular type of a Tax Return, or does not pay Tax or a particular type of Tax, that Seller or the Seller Subsidiaries, as a result of the operation of the Business in that jurisdiction, or Acquired Entity is or may be required to file such Tax Return or pay such Tax in that jurisdiction nor, to Seller’s Knowledge, is there any factual or legal basis for any such claim.

(k) There are no Encumbrances for Taxes upon any Purchased Assets or the Acquired Entity.

(l) Neither Seller nor any Seller Subsidiary with respect to the Business or Purchased Assets nor the Acquired Entity will be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date that was realized prior to the Closing, including as a result of any (i) change in accounting method or the use of an improper accounting method, in each case, prior to the Closing, (ii) closing agreement or similar agreement entered into prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) that occurred or existed, respectively, prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) the transfer of accounting reserves or prohibition on tax balances such as provisions for contingent losses or pension provisions.

(m) The Acquired Entity has never had a branch, permanent establishment, office, or other fixed place of business, or otherwise become resident for Tax purposes in a country other than the country in which it is organized.

(n) The Acquired Entity is in compliance with all applicable transfer pricing laws, including the execution and maintenance of documentation substantiating the transfer pricing practices and methodology of Seller.

(o) The Acquired Entity has complied in all material respects with Permits obtained under any fiscal or Tax exemption or concession or remission schemes under any applicable Legal Requirements, and all exemptions, credits, deductions or similar treatment thereunder claimed by the Acquired Entity with respect to any indirect Tax of the Acquired Entity or in relation to goods, services or other inputs with respect to the Business have been validly claimed.

3.12 Benefit Plans.

(a) Section 3.12(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each Employee Benefit Plan (or to the extent such Employee Benefit Plan is an offer letter without contractual severance protections, or an equity award agreement by and between Seller and a Seller Service Provider and such offer letter or award agreement conforms in all material respects with a “form of” or other standardized document provided to Buyer, the form or other standardized document), such list noting whether any of the Employee Benefit Plans are Acquired Entity Employee Plans. At no time has Seller or any of its ERISA Affiliates been a party to or maintained, sponsored, contributed to or been obligated to contribute to, or had any

Liability with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) retiree medical or retiree life insurance arrangement, (iv) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or (v) “multiple employer plan” (as described in Section 413 of the Code or Section 210(a) of ERISA). None of Seller, any Seller Subsidiary, the Acquired Entity or any of their respective ERISA Affiliates have any Liability under Title IV of ERISA. None of the Seller Employee Plans is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(b) Correct and complete copies of the following materials have been delivered or made available by Seller to Buyer: (i) all plan documents for each Employee Benefit Plan or, in the case of an unwritten Employee Benefit Plan, a written description thereof; (ii) the most recent determination or opinion letter from the IRS with respect to any of the Employee Benefit Plans; (iii) all summary plan descriptions and other material non-routine communications to employees regarding Employee Benefit Plans; (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Acquired Entity Employee Plan; and (v) any non-routine correspondence with any Governmental Body regarding the Acquired Entity Employee Plan since January 1, 2022.

(c) Each of the Employee Benefit Plans has been established, maintained, operated, funded, and administered in compliance in all material respects with its terms and conditions and any related documents or agreements and with the Legal Requirements applicable to such Employee Benefit Plan (including ERISA and the Code). Each Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code is a prototype or volume submitter plan that is pre-approved by the IRS and covered by a currently-effective favorable IRS opinion letter and, to the Seller’s Knowledge, nothing has occurred and no circumstance exists that could be reasonably expected to adversely affect the qualified status of such Employee Benefit Plan.

(d) With respect to each Employee Benefit Plan that is a group health plan that is subject to Section 4980B of the Code, Seller, the Acquired Entity and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(e) All contributions (including all employer contributions and employee salary-reduction contributions), premiums and other payments under each Acquired Entity Employee Plan required to have been made under the terms of such Acquired Entity Employee Plan or pursuant to applicable Legal Requirements have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction.

(f) Except as expressly set forth in Section 5.5 of this Agreement, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Seller Service Provider or other Person to severance, retention or change in control bonuses or any other payment or benefit; (ii) except as required pursuant to Section 5.5, accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such individual;

(iii) limit or restrict the right of Seller or the Acquired Entity to merge, amend or terminate any Seller Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Seller Employee Plan; or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan that, individually or in combination with any other such payment, could reasonably be expected to constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code).

(g) None of Seller, any Seller Subsidiary or the Acquired Entity has any obligation to provide, and no Employee Benefit Plan or other agreement provides, any current or former Business Employee or Business Independent Contractor, with the right to a gross-up, indemnification, reimbursement or other payment for excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h) (i) Each Acquired Entity Employee Plan maintained in any jurisdiction outside of the U.S. (each, a “Non-US Plan”) that is intended to qualify for special tax treatment meets all the requirements for such treatment; (ii) the fair market value of the assets of each funded Non-US Plan, the liability of each insurer for any Non-US Plan funded through insurance or the book reserve established for any Non-US Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-US Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Non-US Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

3.13 Employee and Labor Matters.

(a) Except as prohibited under applicable Legal Requirements, Seller has delivered or made available to Buyer a true, correct and complete list of the names of all (i) Business Employees, and (ii) independent contractors and consultants of Seller or any Affiliate of Seller primarily providing services to or for the benefit of the Business (“Business Independent Contractors”), as well as, to the extent applicable and permissible under applicable Legal Requirements, each such Person’s (A) base salary, hourly wage rate, or other rate of compensation and any applicable bonus amounts paid in 2026 for performance during 2025, (B) full or part-time status, (C) location of employment or engagement (including state and country, as applicable), (D) exempt status, if applicable, (E) current position or title, (F) date of hire, (G) status as active or on a leave of absence and a description of any such leave of absence, including identifying any such Person that is on short-term disability or long-term disability, (H) 2026 target annual bonus or other target cash incentive compensation arrangements, if applicable, (I) eligibility for commissions, and (J) employer or entity to which services are provided. To the Seller’s Knowledge as of the date of this Agreement, no director, officer, or executive-level employee of Seller, any Seller Subsidiary or the Acquired Entity intends to terminate his or her employment relationship with the Business.

(b) There are no Legal Proceedings pending, or to the Seller’s Knowledge, threatened or reasonably expected, between Seller, any Seller Subsidiary or the Acquired Entity, on the one hand, and any Business Employee, consultant or independent contractors performing services primarily on behalf of the Business, on the other hand, including any such claims initiated by a Governmental Body. No judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects Seller’s, any Seller Subsidiary’s or the Acquired Entity’s ability to manage its Business Employees. None of Seller, any Seller Subsidiary or the Acquired Entity for which Business Employees provide services are party to any collective bargaining agreement or other labor union contract, or any contract with any works council, employee representative or other labor organization or collective group, and to Seller’s Knowledge, there are no Business Employees represented by any union, works council, or other labor organization, and no activities or proceedings, or any threat of activities or proceedings, of any labor union, works council, employee representative or other labor organization or collective group to organize its employees. In the past three (3) years, there has been no pending or threatened labor dispute (e.g., strike, picketing, slowdown, lockout, unfair labor practice charge before the National Labor Relations Board or other similar tribunal, material grievance, or material arbitration) involving the Business. The execution and delivery of this Agreement and the performance of this Agreement do not require Seller, any Seller Subsidiary, or the Acquired Entity for which Business Employees provide services, to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with any unions, labor organizations, or groups of Business Employees.

(c) Except as required under applicable Legal Requirements or as set forth on Section 3.13(c) of the Seller Disclosure Schedule, all Business Employees are employed on an at-will basis and have no entitlement to contractual severance or notice if terminated for any reason. The Seller Group has provided all Business Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that has become due and payable, as of the date hereof, and has provided all Business Independent Contractor fees that have become due and payable as of the date hereof.

(d) Except as would not reasonably be expected to be material to the Business, Seller, each Seller Subsidiary and the Acquired Entity for which Business Employees provide services are, and for the past three (3) years, have been, in compliance in all material respects with all applicable Legal Requirements respecting or relating to, employment practices, labor, contractor labor, terms and conditions of employment, occupational health and safety, layoffs, plant closing or reductions in force, classification and payment of employees, temporary employees, independent contractors, and consultants, wages (including minimum wage and overtime), restrictive covenant obligations, employment and compensation equity, hours of work, child labor, leave, workers’ compensation, immigration and work authorization, maintenance of employee records, payment of employee income taxes, social security contributions, withholdings and deductions, gratuity payments and provident fund contributions, Worker Adjustment and Retraining Notification Act (“WARN Act”) and any similar state or local “mass layoff” or “plant closing” law, occupational health and safety, and collective bargaining as well as Legal Requirements concerning civil rights and prohibiting discrimination, harassment, and retaliation. Seller, each Seller Subsidiary and the Acquired Entity has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts and statutory funding required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. Each Seller Subsidiary and the Acquired Entity has accurately classified such individual in all respects as an employee, independent contractor, or otherwise under any and all applicable Legal Requirements, and each such individual classified as an employee has been properly classified as exempt or nonexempt under the Fair Labor Standards Act and any and all applicable Legal Requirements. Seller, each Seller Subsidiary and the Acquired Entity have not, any time within the twelve (12) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined in the WARN Act) or other terminations of employees that could create any obligations upon, or liabilities for Buyer under the WARN Act or similar state and local laws. The Business Employees who work in the United States are authorized and have appropriate documentation to work in the United States.

(e) In the past three (3) years, (i) to the Seller’s Knowledge, no allegations of sexual harassment or sexual misconduct have been made against any officer, director, or executive-level Business Employee; (ii) none of Seller, any Seller Subsidiary or the Acquired Entity has entered into any settlement or separation agreements related to allegations of sexual harassment or sexual misconduct by a Business Employee; (iii) Seller, the Seller Subsidiaries and the Acquired Entity have investigated and taken prompt corrective action to prevent further discrimination and harassment with respect to each such allegation with potential merit; and (iv) none of Seller, any Seller Subsidiary or the Acquired Entity has incurred, and no circumstances exist under which Seller, any Seller Subsidiary or the Acquired Entity would reasonably be expected to incur, any liability resulting from an allegation of sexual harassment or sexual misconduct.

3.14 Environmental Matters. With respect to the Business, the Purchased Assets and the assets of the Acquired Entity, the Seller Group is, and since March 31, 2023 has been, in compliance in all material respects with all applicable Environmental Laws, except as would not reasonably be expected to be material to the Business. The Seller Group possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws for the operation of the Business as currently conducted by it and is in compliance in all material respects with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and Governmental Authorizations that would not reasonably be expected to be material to the Business. No member of the Seller Group has received since March 31, 2023 any written (or, to the Seller’s Knowledge, oral) notice from a Governmental Body that alleges that the Seller Group is not in compliance with any Environmental Law with respect to the Business, the Purchased Assets, and, to the Knowledge of Seller, there are no circumstances that may prevent or interfere with the Seller Group’s compliance with any Environmental Law with respect to the Business, the Purchased Assets or the assets of the Acquired Entity in the future. To the Knowledge of Seller, with respect to the Business, the Purchased Assets or the assets of the Acquired Entity: (i) no member of the Seller Group has received since March 31, 2023, any written notice (or, to the Knowledge of Seller, other communication) from a Governmental Body alleging that the Seller Group has violated any Environmental Law in a manner that would reasonably be expected to result in material liability with respect to the Business, the Purchased Assets or the assets of the Acquired Entity and (ii) there are no pending written claims by a Governmental Body alleging liability under Environmental Laws with respect to the Business or the Purchased Assets or the assets of the Acquired Entity.

3.15 Legal Proceedings; Governmental Orders. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, there is no pending Legal Proceeding relating to or affecting the Business, the Purchased Assets, the Assumed Liabilities, or any of the Acquired Entity’s properties used in the Business and, to the Knowledge of Seller, no Person has threatened in writing to commence any Legal Proceeding (i) relating to or affecting the Business, the Purchased Assets, the Acquired Entity or the Assumed Liabilities or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. There is no Governmental Order outstanding against the Seller Group that is applicable to the Business, the Purchased Assets or the Acquired Entity that would reasonably be expected to be material to the Business.

3.16 Seller Material Contracts.

(a) Section 3.16(a) of the Seller Disclosure Schedule lists the following Seller Contracts, effective as of the date of this Agreement (each, a “Seller Material Contract” and collectively, the “Seller Material Contracts”):

(i) with expected future receipts or expenditures in excess of $100,000;

(ii) requiring Seller, any Seller Subsidiary or the Acquired Entity to indemnify any Person (other than indemnification provisions arising in the Ordinary Course of Business);

(iii) granting any exclusive rights to any party, including any right of first-refusal or first-offer;

(iv) evidencing Indebtedness for borrowed or loaned money that is still outstanding or which relates to any Encumbrance on the Purchased Assets, including outstanding guarantees of any Indebtedness and any guarantees or other credit support provided by Seller, any Seller Subsidiary or the Acquired Entity in connection with any existing Indebtedness, other than trade debt incurred in the Ordinary Course of Business or Indebtedness that will not constitute an Assumed Liability;

(v) relates to any partnership, joint venture or similar Contract;

(vi) restricts, limits or purports to limit the ability of Seller, any Seller Subsidiary or the Acquired Entity to compete in any line of business or with any Person or in any geographic area or market or during any period of time, or not to solicit or hire any Person, in each case, with respect to the Business;

(vii) is a collective bargaining agreement or other labor union Contract;

(viii) is a Government Contract;

(ix) is a Contract with a Seller Material Customer;

(x) is a Contract with a Seller Material Vendor;

(xi) relates to the acquisition or disposition of the Business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xii) relates to settlement or resolution of any actual or threatened Legal Proceeding under which (i) there are outstanding obligations or (ii) involves payments by Seller, any Seller Subsidiary or the Acquired Entity in excess of $50,000;

(xiii) is a Contract relating to the sale of any of the material Purchased Assets, other than in the Ordinary Course of Business;

(xiv) grants to any Person of any option, right of first refusal or preferential or similar right to purchase any of the material Purchased Assets;

(xv) is required to be listed on Section 3.8(e) of the Seller Disclosure Schedule;

(xvi) has any “take or pay” or minimum purchase requirements or obligations or that require Seller, any Seller Subsidiary or the Acquired Entity to purchase, obtain or provide any product or service exclusively from a single party;

(xvii) is a Contract providing for a right to receive a change of control or similar pay or other right, or that requires notice or consent in connection with the transactions contemplated hereby;

(xviii) relates to the lease of any real property, equipment or other personal property used primarily in the Business with expected future receipts or expenditures in excess of $50,000 per month;

(xix) containing a “key man” provision, requirement or similar provision, a most favored nation, favored customer, or similar provision, service level guarantees, guaranteed payments or obligations or similar provisions, or material indemnification obligations;

(xx) is a Contract that is a Purchased Asset and contains any right or obligation that relates to any business of Seller or its Affiliates other than the Business, including any right of the counterparty to set-off amounts owed to the Business or Seller against amounts owed to such counterparty by Seller or its Affiliates with respect to their businesses other than the Business (a “Shared Contract”);

(xxi) is an Affiliate Contract; or

(xxii) is otherwise material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.16(a).

(b) Seller has delivered or made available to Buyer accurate and complete copies of all Seller Material Contracts, including all amendments, modifications and supplements thereto and waivers thereunder. There are no Seller Material Contracts that are not in written form. None of Seller, any Seller Subsidiary or the Acquired Entity has, nor to Seller’s Knowledge,

has any other party to a Seller Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Seller Material Contract and, none of Seller, any Seller Subsidiary or the Acquired Entity has received written (or, to the Knowledge of the Seller, oral) notice of the foregoing or from the counterparty to any Seller Material Contract (or, to the Knowledge of Seller, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Seller Material Contract. No event has occurred that with notice or lapse of time or both would constitute a breach or default in any material respect by Seller, a Seller Subsidiary, the Acquired Entity or, to the Knowledge of Seller, by any such other party, or permit termination, cancellation or modification under a Seller Material Contract. As to Seller, each Seller Subsidiary, the Acquired Entity, each Seller Material Contract is valid, binding, enforceable and in full force and effect, and, to Seller’s Knowledge, is valid, binding and enforceable and in full force and effect with respect to each other party thereto.

3.17 Seller Financial Advisor. Except as set forth on Section 3.17 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller, any Seller Subsidiary or the Acquired Entity.

3.18 Privacy; Security Measures.

(a) Privacy. In each case with respect to the Business and, to the Knowledge of Seller, any Person acting for or on behalf of Seller, Seller Subsidiary or the Acquired Entity in connection with the Business, Seller, each Seller Subsidiary and the Acquired Entity is, and since March 31, 2023 has been, in compliance in all material respects with all Privacy Requirements, and implemented and maintained commercially reasonable and appropriate (i) measures to protect and maintain the confidential nature of Personal Information and (ii) policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information, in each case as required under applicable Privacy Requirements. Since March 31, 2023, none of Seller, any Seller Subsidiary, the Acquired Entity or any third party acting for or on behalf of Seller or any Seller Subsidiary has received any written complaint, or notice of any claims, charges, investigations or regulatory inquiries relating to or regarding its collection, use or disclosure of Personal Information or related to or alleging the violation of any Privacy Requirements related to the Business, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably form the basis of any such complaint, claim, charge, investigation, regulatory inquiry. Neither Seller, nor, to the Knowledge of Seller, any third party acting for or on behalf of Seller in connection with the Business has received any written notice from a Governmental Body alleging a material violation of Privacy Requirements relating to the Business. To the Knowledge of Seller, there is no pending investigation by any Governmental Body alleging a violation of Privacy Requirements with respect to the Business. Without limiting the foregoing and in each case with respect to the Business, Seller, each Seller Subsidiary and the Acquired Entity has, since March 31, 2023, entered into and maintained reasonable and appropriate contractual agreements with all vendors, processors, and other third parties that Process any Personal Information for or on behalf of the Business to the extent required under Privacy Requirements.

(b) Security Measures.

(i) In each case with respect to the Business, Seller, each Seller Subsidiary and the Acquired Entity has since March 31, 2023: (1) implemented and maintained reasonable and appropriate security measures to protect (A) all Information Systems used in the Business (including the confidentiality, integrity and accessibility of the Information Systems); and (B) all Personal Information and other confidential data in the possession or under the control of Seller, Seller Subsidiary or the Acquired Entity in connection with the Business against any loss, theft, alteration, destruction, breaches, unauthorized access, use, modification, intrusions, disclosure or other misuse, or adverse events or incidents; and (2) taken reasonable steps to ensure that any third party with access to any such Information Systems or Personal Information in connection with the Business is contractually obligated to implement and maintain commercially reasonable and appropriate security measures.

(ii) The Business’s Information Systems (1) are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operation of the Business as currently conducted, and (2) do not contain any Viruses, bugs, faults or other devices, errors, contaminants or effects that, since March 31, 2023: (A) have materially disrupted or adversely affected the functionality of such Information Systems; or (B) to the Knowledge of Seller, enabled or assisted any Person to access without authorization such Information Systems. Since March 31, 2023, there have been no material failures, breakdowns, continued substandard performance, outages or unscheduled downtime or other adverse events affecting any of the Information Systems that have caused or resulted in a material disruption to the operation of the Business, have caused material unauthorized use or disclosure of, or other adverse events or incidents related to any Personal Information Processed by or, to Seller’s Knowledge, on behalf of Seller, any Seller Subsidiary or the Acquired Entity in connection with the Business (a “Data Breach”); and none of Seller, any Seller Subsidiary or the Acquired Entity has reason to believe a Data Breach has occurred or provided or been legally required to provide any notice to any Person in connection with any Data Breach.

(iii) In each case with respect to the Business, Seller, each Seller Subsidiary and the Acquired Entity has since March 31, 2023: (1) conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and taken commercially reasonable steps to address any material privacy or data security issues identified; (2) maintained commercially reasonable disaster recovery and security plans and procedures (including business continuity plans) relating to Information Systems and all Personal Information and other confidential data in the possession or under the control of Seller; and (3) when necessary or required, taken actions in all material respects consistent with such plans and procedures.

(iv) To Seller’s Knowledge, none of Seller, any Seller Subsidiary or the Acquired Entity is subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Business or Buyer from Processing any Personal Information or data contained in the Purchased Assets in the manner in which Seller or any of Seller Subsidiary Processed such Personal Information or data prior to the Closing. To Seller’s Knowledge, the transfer of Personal Information in connection with the transactions contemplated by this Agreement will not violate any Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.

3.19 Anti-Corruption Matters. For the past three (3) years, with respect to the Business, none of Seller, any Seller Subsidiary or the Acquired Entity or to the Knowledge of Seller, its directors, officers and employees acting on behalf of the Business have: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Body; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any applicable Anti-Corruption Laws; or (c) made any other unlawful payment under any applicable Anti-Corruption Laws, except, in each case, as would not reasonably be expected to result in material liability to the Business. For the past five (5) years, none of Seller, any Seller Subsidiary or the Acquired Entity has disclosed to any Governmental Body that the Business violated or may have violated any applicable Anti-Corruption Laws. To the Knowledge of Seller, no Governmental Body is investigating, examining, or reviewing the Business’s compliance with any applicable Anti-Corruption Laws.

3.20 Trade Compliance Matters.

(a) For the past three (3) years, with respect to the Business, Seller, each Seller Subsidiary and the Acquired Entity has (i) complied in all material respects with all applicable Sanctions and Trade Controls; (ii) maintained and implemented commercially reasonable controls and systems designed to comply in all material respects with applicable Sanctions and Trade Controls; (iii) maintained records in all material respects as required under applicable Sanctions and Trade Controls; and (iv) to Seller’s Knowledge, has not been the subject of any pending investigation or enforcement action by any Governmental Body with respect to any actual or alleged violations of Trade Controls or Sanctions relating to the Business, and has not been notified in writing (or, to the Knowledge of Seller, by any other form of communication) of any such pending or threatened actions.

(b) None of Seller, any Seller Subsidiary or the Acquired Entity or, to the Knowledge of Seller, any of its directors or officers primarily responsible for the Business (i) is a Sanctioned Person, or (ii) is subject to debarment or any list-based designations under any applicable Trade Control Law. For the past three (3) years, with respect to the Business, none of Seller, any Seller Subsidiary or the Acquired Entity has conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Sanctioned Person, or in any Sanctioned Country, in violation of any applicable Sanctions or Trade Controls. To Seller’s Knowledge, (i) none of Seller, any Seller Subsidiary or the Acquired Entity is the subject of any pending written action by any Governmental Body that would restrict its ability to engage in export transactions relating to the Business, bar it from exporting in connection with the Business or otherwise limit its exporting activities or sales to any Governmental Body in connection with the Business and (ii) there are no facts or circumstances that would reasonably form the basis of any such action.

3.21 Seller Customers and Vendors.

(a) Section 3.21(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest customers of the Business (based on the dollar amount of sales to such customers) for the fiscal year ended December 31, 2025 (“Seller Material Customers”). As of the date hereof, none of Seller, any Seller Subsidiary or the Acquired Entity has received any written or, to Seller’s Knowledge oral, notice that any Seller Material Customer has (i) ceased or will cease to purchase or license the Business’s products or (ii) cancelled, terminated or otherwise materially decreased purchases of the Business’s products, or notified Seller, any Seller Subsidiary or the Acquired Entity in writing (or, to the Knowledge of Seller, by any other form of communication) of any intention to cancel, terminate or materially decrease purchases of goods or services from the Business, in each case, in a manner that would reasonably be expected to be material to the Business. During the past two (2) years, none of Seller, any Seller Subsidiary or the Acquired Entity has had any material disputes with any Seller Material Customer.

(b) Section 3.21(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest vendors of the Business (based on the dollar amount of purchases from such vendors) for the fiscal year ended December 31, 2025 (“Seller Material Vendors”). As of the date hereof, none of Seller, any Seller Subsidiary or the Acquired Entity has received any written (or, to the Knowledge of Seller, by any other form of communication) notice that any Seller Material Vendor has (i) ceased or will cease to do business with Seller with respect to the Business, (ii) materially reduced or will materially reduce the volume of its business with the Business or (iii) cancelled, terminated or otherwise materially decreased or changed the terms of its business relationship with Seller with respect to the Business, or notified Seller, any Seller Subsidiary or the Acquired Entity in writing or, to Seller’s Knowledge, oral notice of any intention to do any of the foregoing, except in each case in a manner that would not reasonably be expected to be material to the Business. During the past two (2) years, none of Seller, any Seller Subsidiary or the Acquired Entity has had any material dispute with any Seller Material Vendor.

3.22 Inventory. The Inventory were acquired and maintained in the ordinary course of business, are of good and merchantable quality and consist of items of a quantity and quality usable or salable in the ordinary course of business in all material respects, subject to appropriate and adequate allowances on the Financial Statements. No Inventory is held on consignment, or otherwise, by any Person other than Seller or a Seller Subsidiary or pursuant to a Seller Material Contract, and all such Inventory is free and clear of all Encumbrances (other than any Encumbrances arising pursuant to a Seller Material Contract). The values at which inventories used in the Business are carried reflect the inventory valuation policy of Seller in all material respects, which policy is consistent with Seller’s past practice and in accordance with GAAP. Adequate provision has been made on the Financial Statements, in the ordinary course of business to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate in all material respects to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

3.23 Products Liability. Each Seller Product designed, licensed, distributed, delivered, manufactured, marketed, sold or otherwise provided by or on behalf of Seller or Seller Subsidiary has been in conformity in all material respects with all applicable product specifications, applicable express and implied warranties, contractual commitments, and applicable Legal Requirements. None of Seller, any Seller Subsidiary or the Acquired Entity has received written notice of any allegation that a Seller Product is (a) materially defective or (b) not in conformity in all material respects with an applicable product specification, applicable express and implied warranties, or applicable Legal Requirements. There are no pending or threatened product liability, recall, warranty or other similar claims in writing by any third party (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the manufacture, sale or use of the Seller Product.

3.24 Disclosure. The information supplied by Seller specifically for inclusion in the Proxy Statement or in any document mailed, delivered or otherwise furnished to the Seller Stockholders or the Buyer Stockholders in connection with this Agreement and the Contemplated Transactions, including the Information Statement and any other notice described in Section 5.2 will not, as of the date of the Proxy Statement or Information Statement or as of the date such information is first mailed to Seller Stockholders or Buyer Stockholders, as applicable, (i) contain any untrue statement of a material fact or (ii) omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to (A) any information supplied by Buyer or any of its Representatives for inclusion therein or (B) any forward-looking statements included therein.

3.25 Opinion of Financial Advisor. The Seller Board of Directors (in its capacity as such) has received an opinion of Raymond James & Associates, Inc., financial advisor to Seller, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, $25,000,000 of the Purchase Price to be received by Seller for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to this Agreement is fair, from a financial point of view, to Seller.

3.26 Restricted Securities. Seller understands that the Buyer Series C Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the Buyer Series C Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Buyer Series C Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Series C Shares, or the Buyer Common Stock into which it may be converted, for resale except as set forth in the Buyer Stockholder Agreements. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Series C Shares, and on requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation and may not be able to satisfy.

3.27 No Public Market. Seller understands that no public market now exists for the Buyer Series C Shares, and that Buyer has made no assurances that a public market will ever exist for the Buyer Series C Shares.

3.28 Legends. Seller understands that the Buyer Series C Shares and any securities issued in respect of or exchange for the Buyer Series C Shares, may be notated with one or all of the following legends:

(a) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO TRACKONOMY SYSTEMS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the Buyer Stockholder Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Buyer Series C Shares represented by the certificate, instrument, or book entry so legended.

3.29 Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.30 No General Solicitation. Neither Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Buyer Series C Shares.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article 3, none of Seller or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to Seller or its Affiliates, the Business, the Purchased Assets or the Assumed Liabilities, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

(b) Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Buyer and its Subsidiaries. In making its determination to proceed with the transactions contemplated by this Agreement, Seller has relied solely on the results of its own independent review and analysis and the covenants, representations and warranties of Buyer contained in this Agreement, any certificates required to be delivered in connection with the Closing and the representations and warranties of Buyer or its Affiliates explicitly set forth in the Transaction Documents. Notwithstanding the foregoing, nothing in this Section 3.31 shall restrict or impair any claim arising out of Fraud as set forth herein.

(c) Seller hereby acknowledges that, notwithstanding anything contained in this Agreement to the contrary, (i) neither Buyer nor any of its Subsidiaries, nor any other Person, makes or has made or is making any express or implied representation or warranty with respect to Buyer or any of its Subsidiaries or their respective business or operations, in each case other than those expressly given solely by Buyer in Article 2; and (ii) Seller is not relying on any express or implied representation or warranty, or the accuracy or completeness of the representations and warranties set forth in Article 2, with respect to Buyer or any of its Subsidiaries or their respective business or operations, in each case other than those expressly given solely by Buyer in Article 2.

ARTICLE 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. During the period commencing on the date hereof and ending as of the earlier of (x) the termination of this Agreement and (y) the Closing (the “Pre-Closing Period”), subject to applicable Legal Requirements, upon reasonable advance notice, Buyer and Seller shall each (a) provide the Representatives of the other Party with reasonable access during normal business hours to its Representatives and assets and to all existing books, records, work papers and other documents and information relating to such Entity and its Subsidiaries, in each case as reasonably requested by the other Party; provided that such access shall be conducted at the requesting Party’s sole expense, in accordance with applicable Legal Requirements (including any applicable Legal Requirements relating to antitrust, competition, employment or privacy issues), under the supervision of the non-requesting Party or its personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the non-requesting Party; (b) provide the Representatives of the other Party with such copies of the existing books, records, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by the other Party; and (c) provide (1) any material notice, report or other document received by any member of such party from any Governmental Body, and (2) any notice of any inquiry from a Governmental Body regarding such Party’s compliance with Legal Requirements promptly following the receipt of such inquiry. Subject to Section 5.4 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, Buyer and Seller shall provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of Buyer or Seller, respectively, in connection with any of the Contemplated Transactions a reasonable time in advance of the filing or sending of such document to permit a review thereof. Nothing in this Agreement shall require Buyer or Seller to disclose any information if, in the reasonable judgement of Buyer or Seller, as applicable, such disclosure would (i) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine, (ii) contravene any applicable Legal Requirements, fiduciary duty or contractual confidentiality obligation, (iii) jeopardize the health and safety of any employee of Buyer or Seller, as applicable, or (iv) result in competitive harm to Buyer or Seller, it being understood that Buyer and Seller shall each use commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required disclosure to the other party to occur without so jeopardizing any such privilege or immunity or contravening such applicable Legal Requirements, fiduciary duty or contractual confidentiality obligation. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement (which the Parties agree will continue in full force following the date of this Agreement).

4.2 Operation of Seller’s Business.

(a) Except as set forth on Section 4.2(a) of the Seller Disclosure Schedule, as expressly required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), during the Pre-Closing Period, Seller shall, and shall cause each of its Subsidiaries to: (i) conduct the Business in the Ordinary Course of Business; (ii) use reasonable best efforts to preserve substantially intact its and its Subsidiaries’ current Business organization, operations and franchise, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having relationships with the Business; and (iii) conduct the Business in compliance with all applicable Legal Requirements and the requirements of all Seller Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Seller Disclosure Schedule, as expressly required by this Agreement, or as required by applicable Legal Requirements, Seller and its Subsidiaries shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), take any of the following actions:

(i) any capital expenditure that will not be fully paid for prior to the Closing in excess of $100,000, individually or in the aggregate, made with respect to the Business;

(ii) any acquisition, assignment, conveyance, abandonment, license, sale, lease, disposition or transfer of any of the material Purchased Assets or any material asset or cancellation of any material debt or claim of Seller, Seller Subsidiaries or the Acquired Entity with respect to the Business (other than in the ordinary course of business);

(iii) any change in accounting methods or practices of the Business or any material revaluation by Seller, Seller Subsidiaries or the Acquired Entity of any of its assets related to the Business, except as required by any change in applicable Legal Requirements or GAAP;

(iv) the imposition of any Encumbrances upon any of the Purchased Assets, the Purchased Equity Interests or assets held by the Acquired Entity, except for Permitted Encumbrances;

(v) the commencement or settlement of any Legal Proceeding that involves monetary payment amounts in excess of $200,000 (or that seeks or grants injunctive relief or relates to criminal charges) made with respect to the Business;

(vi) any acquisition (by merger, stock or asset purchase or otherwise) of any Person or business or division thereof with respect to the Business;

(vii) the termination (other than as a result of an expiration in accordance with the terms thereof) or cancellation of any Contract that would constitute a Seller Material Contract if in effect on the date hereof;

(viii) any material amendment, modification or termination of, material default or grant of a waiver under, or material consent given with respect to any Seller Material Contract other than the renewal or extension of Seller Material Contracts that under their terms are scheduled to expire within six (6) months following the date of amendment, to the extent such Contracts are amended or modified on terms consistent with market terms;

(ix) with respect to Seller and Seller Subsidiaries, the adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(x) with respect to the Business, any incurrence, assumption or guarantee by Seller, Seller Subsidiaries or the Acquired Entity of (i) any Liability or any borrowing of any amount, (ii) any mortgage, pledge or imposition of any Encumbrance with respect to the Purchased Assets (except for Permitted Encumbrances) or (iii) any indebtedness for borrowed money other than those in connection with any unsecured current obligation and liabilities incurred in the ordinary course of business;

(xi) any sale, lease, license, sublicense, assignment, transfer, abandonment, allowance of lapse or expiry, or other disposal of any Owned Intellectual Property (other than non-exclusive licenses granted to third Persons in the course of business or with respect to immaterial or obsolete Intellectual Property) or disclose any Trade Secrets of Seller or any Seller Subsidiary to any other Person (other than in the course of business to a Person bound by adequate confidentiality obligations);

(xii) any material change in Seller’s or the Acquired Entity’s financial or Tax accounting principles, methods, policies or practices;

(xiii) (i) any increase in, or modification to, the compensation (inclusive of level of base salary or wage rate, short or long-term incentive or commission opportunity, or retention, sale, change in control or other similar award), severance entitlement, or other benefits payable or to become payable (including upon a termination of employment or other event) by Seller, Seller Subsidiaries or the Acquired Entity to any Business Employee; (ii) any grant or commitment to grant any bonuses (other than one-time or special bonuses that do not increase such Business Employees’ annual target bonus opportunity and are included in Selling Expenses or are not an Assumed Liability) or equity-based incentive awards to any Business Employee; (iii) any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits payable or to become payable to any Business Employee; (iv) any adoption, termination, or amendment to any Seller Employee Plan, other than any such actions that apply uniformly to all similarly situated employees of Seller and its Affiliates (without a disproportionate impact to the Business Employees) and the Acquired Entity Employees; and (v) (A) the termination of any Business Employees with an individual annual compensation opportunity in excess of $150,000; or (B) the hiring of any individual (other than (x) up to 35 individuals hired in Thailand on terms (including compensation and benefit terms) substantially similar to those provided to other non-officer employees in Thailand provided such individuals’ aggregate annual salary or wage rate and target cash bonus opportunity is less than $700,000, (y) an individual hired to perform engineering, engineering-related or operations-related services and upon the terms as described in Section 4.2(b)(xiii) of the Seller Disclosure Schedule, or (z) in order to fill a vacancy created by the departure of another Business Employee with such replacement hiring being on economic terms (including compensation and benefit terms) substantially similar to those provided to the departing Business Employee);

(xiv) any issuance, sale, pledge or transfer of any equity interests in the Acquired Entity to any Person;

(xv) any declaration, setting aside, or payment of any dividend or any distribution with respect to the Purchased Equity Interests (whether in cash or in kind) other than declaration and payment of cash dividends prior to the Closing or redemption, purchase or other acquisition of any of the Purchased Equity Interests;

(xvi) any amendment or change to the organizational documents of Seller in a manner adverse to Buyer in any material respect;

(xvii) any action reasonably expected to prevent, materially delay, materially interfere with or materially impair Seller’s ability to consummate the Closing; or

(xviii) agree, resolve or commit to do any of the foregoing.

4.3 Operation of Buyer’s Business.

(a) Except as set forth on Section 4.3(a) of the Buyer Disclosure Schedule, as expressly required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), during the Pre-Closing Period, Buyer shall, and shall cause each of its Subsidiaries to: (i) conduct its business and operations in the Ordinary Course of Business; (ii) use reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, operations and franchise to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Buyer Contracts that constitute Buyer Material Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Buyer Disclosure Schedule, as expressly required by this Agreement, or as required by applicable Legal Requirements, Buyer and its Subsidiaries shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Buyer Capital Stock or (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any shares of its capital stock or other securities (other than repurchases of shares of Buyer Capital Stock and/or options or rights to acquire Buyer Capital Stock from any departing employee or consultant of Buyer in the ordinary course of business);

(ii) Except as set forth on Section 4.3(b)(ii) of the Buyer Disclosure Schedule, sell, issue or grant, or authorize the issuance of, in each case at a price per share (or, in the case of securities convertible into, exchangeable for or exercisable for capital stock, with an exercise, conversion or exchange price) of less than $20.07 per share of Buyer Common Stock or Buyer Preferred Stock, as applicable (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and similar events): (A) any capital stock or other equity security, (B) any option, warrant or right to acquire any capital stock or other equity security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other equity security, (D) any debt securities convertible into or exchangeable for capital stock, or any rights to acquire any such debt securities, or (E) enter into any arrangement having the economic effect of any of the foregoing;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Buyer, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction in a manner adverse to Seller;

(iv) adopt or implement any stockholder rights plan or similar arrangement;

(v) take any action reasonably expected to prevent, materially delay, materially interfere with or materially impair Buyer’s ability to consummate the Closing; or

(vi) agree, resolve or commit to do any of the foregoing.

4.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, Seller shall:

(i) promptly notify Buyer of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any notice or other communication from any Governmental Body in connection with any of the Contemplated Transactions; (C) any Legal Proceeding commenced, or to Seller’s Knowledge, threatened against, relating to, or involving or otherwise affecting Seller or any of its Subsidiaries, which relate to the Contemplated Transactions; (D) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement which relates to the Contemplated Transactions, except for payments or obligations identified in this Agreement, including the Seller Disclosure Schedule; and

(ii) promptly notify Buyer in writing of: (A) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by Seller in this Agreement; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by Seller in this Agreement if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any material breach of any covenant or obligation of Seller in this Agreement; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Buyer pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Seller contained in this Agreement or the Seller Disclosure Schedule for purposes of Section 8.1.

(b) During the Pre-Closing Period, Buyer shall:

(i) promptly notify Seller of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any notice or other communication from any Governmental Body in connection with any of the Contemplated Transactions; (C) any Legal Proceeding commenced, or to Buyer’s Knowledge, threatened against, relating to, or involving or otherwise affecting Buyer or any of its Subsidiaries, which relate to the Contemplated Transactions; (D) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement which relates to the Contemplated Transactions, except for payments or obligations identified in this Agreement, including the Buyer Disclosure Schedule; and

(ii) promptly notify Seller in writing of: (A) the discovery by Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by Buyer in this Agreement; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by Buyer in this Agreement if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any material breach of any covenant or obligation of Buyer in this Agreement; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Seller pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Buyer contained in this Agreement or the Buyer Disclosure Schedule for purposes of Section 7.1.

4.5 No Solicitation.

(a) Except as expressly permitted by this Section 4.5, Seller will not, and will cause each of its Subsidiaries and direct and use reasonable best efforts to cause each of its and their respective Representatives, to not, directly or through another Person: (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries, discussions or requests regarding, or the communication, making, submission or announcement of any proposal, inquiry or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Inquiry; (ii) engage in, continue or otherwise enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (it being understood that Seller may inform such Person of the provisions contained in this Section 4.5); (iii) furnish any information regarding Seller or Seller Subsidiary or provide access to the properties, books or records of Seller or the Seller Subsidiaries to any Person, in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, adopt, recommend, endorse, declare advisable, agree to or enter into any letter of intent, joint venture agreement, partnership agreement, term sheet, agreement in principle, stock or asset purchase agreement, merger agreement or other similar Contract with respect to Acquisition Proposal or an Acquisition Inquiry (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.5(b)) (each, a “Seller Acquisition Agreement”), or (v) grant any waiver, amendment, termination, modification or release under any standstill or confidentiality agreement.

(b) Notwithstanding anything to the contrary in this Section 4.5, at any time prior to receipt of the Required Seller Stockholder Vote, in the event that Seller or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal did not result from a breach of this Section 4.5 (other than a de minimis breach), Seller and its Representatives may contact such Person or group of Persons to the extent reasonably necessary to clarify the terms and conditions thereof and, to the extent that the Seller Board or any duly authorized committee thereof determines, after consultation with its financial advisors and outside legal counsel, that the failure to take such action, in light of such Acquisition Proposal and the terms of this Agreement, would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Legal Requirements and that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (i) enter into an Acceptable Confidentiality Agreement with such Person (including an Acceptable Confidentiality Agreement that amends or restates any existing standstill or confidentiality agreement to the extent reasonably necessary to allow such Person to make an Acquisition Proposal that does not result from a violation of Section 4.5(a)), (ii) furnish, following execution of an Acceptable Confidentiality Agreement with such Person, information (including non-public information) with respect to Seller and the Seller Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal (provided, that (A) Seller will, promptly following such disclosure, provide to Buyer a copy of such Acceptable Confidentiality Agreement and any non-public information concerning Seller or any Seller Subsidiary that is made available to such Person to the extent not previously provided to Buyer or its Representatives, and (B) competitively sensitive information or data provided to any such Person who is a competitor, supplier or customer of Seller or any of the Seller Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by Seller upon the advice of outside legal counsel) and (iii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and any of its Representatives.

(c) If Seller, any Seller Subsidiary, the Acquired Entity or any of its or their Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Seller shall promptly (and in no event later than forty-eight (48) hours after Seller becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Buyer in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). In the event that any Person modifies its Acquisition Proposal in any material respect, Seller will notify Buyer within twenty-four (24) hours of such material modification (indicating the identity of the Person (or Persons) involved and the material terms thereof). Without limiting the foregoing, Seller shall promptly notify Buyer orally (within twenty-four (24) hours) and in writing (within forty-eight (48) hours) (i) if Seller determines to begin providing nonpublic information or to engage in negotiations or discussions concerning an Acquisition Proposal or an Acquisition Inquiry in accordance with Section 4.5(b) and (ii) thereafter of any change to the financial and other material terms and conditions of any Acquisition Proposal and otherwise keep Buyer reasonably informed of the status and terms of any such Acquisition Inquiry, Acquisition Proposal, discussions or negotiations on a reasonably current basis, including by providing a copy of all proposals, offers or drafts of proposed agreements. Neither Seller nor any Seller Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Buyer.

(d) Seller shall and shall cause each of its directors, executive officers and Subsidiaries to, and shall instruct and use reasonable best efforts to cause each of its other Representatives to, cease immediately and cause to be terminated, any and all direct and indirect solicitations, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall promptly request in writing any such third party (or its Representatives) in possession of non-public information in respect of Seller or its Subsidiaries that was furnished by or on behalf of Seller or its Subsidiaries in the past twelve (12) months to return or destroy (and confirm destruction of) all such information in accordance with the terms of the applicable confidentiality agreement.

ARTICLE 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement and subject to the remaining provisions of this Section 5.1, in any event, within fifteen (15) Business Days after the date of this Agreement, (i) Seller shall prepare, after reasonable consultation with Buyer, the Proxy Statement and (ii) subject to the receipt from Buyer of the information described in Section 5.1(c), Seller shall file the Proxy Statement with the SEC. Subject to Section 5.3, the Proxy Statement will contain the Seller Board Recommendation.

(b) Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects and to have the SEC confirm that it has no further comments on the Proxy Statement as promptly as reasonably practicable after such filing.

(c) Seller shall notify Buyer promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence and communications between Seller or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Contemplated Transactions. Seller shall use its commercially reasonable efforts (with the assistance of, and after consultation with, Buyer as provided by this Section 5.1(c)) to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement and shall provide Buyer and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by Seller without providing Buyer a reasonable opportunity to review and comment thereon (except as required by applicable Legal Requirements or in connection with a Seller Board Adverse Recommendation Change) and considering in good faith any comments thereon made by Buyer or its counsel; provided that any statement regarding Buyer or any of its Affiliates contained therein shall require the prior written consent of Buyer, not to be unreasonably conditioned, withheld or delayed. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries, as applicable, and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to a Party occurs, or if a Party becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then such Party shall promptly inform the other Parties thereof and shall cooperate fully with the other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Seller’s stockholders.

5.2 Buyer Stockholder Written Consent. Within four (4) Business Days after the execution of this Agreement, Buyer will deliver to Seller an executed Stockholder Written Consent in the form attached hereto as Exhibit C (the “Buyer Stockholder Written Consent”) from Buyer Stockholders that is sufficient to fully and irrevocably deliver the Required Buyer Stockholder Approval. Upon receipt of the Required Buyer Stockholder Approval and following the provision to Seller of the reasonable opportunity to review and comment, Buyer shall promptly prepare and deliver (but in any event no later than ten (10) Business Days after the receipt by Buyer of the Required Buyer Stockholder Approval) to each Buyer Stockholder whose consent was not obtained prior to Buyer’s receipt of the Required Buyer Stockholder Approval a notice under Section 228(e) of the DGCL for the purpose of informing them of approval of the Buyer Stockholder Matters (the “Notice”). Seller and its counsel shall be given a reasonable opportunity to review and comment on the Notice and any amendment or supplement thereto before they are distributed to any Buyer Stockholders, and Buyer shall consider in good faith all comments of Seller and its counsel in connection therewith. The Buyer Board of Directors shall not alter, modify, change or revoke its unanimous approval and adoption of (A) this Agreement, (B) the Charter Amendment, (C) an increase in the number of authorized shares of Buyer Common Stock, Buyer Preferred Stock and Buyer Series C Preferred Stock as contemplated by the Charter Amendment and (D) the issuance of shares of Buyer Series C Preferred Stock to Seller pursuant to the terms of this Agreement, (the matters contemplated by the foregoing clauses (A) – (D), collectively, the “Buyer Stockholder Matters”) and the other transactions contemplated hereby, nor its Buyer Board Recommendation. Buyer shall update, amend and/or supplement the Notice from time to time prior to Closing as may be required by applicable Legal Requirements, subject to providing Seller a reasonable opportunity to review and comment in advance of sending any such update, amendment and/or supplement to any Buyer Stockholder. The provisions of Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Seller Board Recommendation.

5.3 Seller Stockholder Meeting.

(a) Following the time the SEC indicates it will not review or have any further comments with respect to the Proxy Statement (or if no communication is received from the SEC indicating it intends to review, as soon as permitted by applicable Legal Requirements), Seller shall (i) take all action necessary under applicable Legal Requirements to duly call, give notice of and convene and hold the Stockholder Meeting for the purpose of seeking approval of (A) the sale of substantially all of the assets of Seller, (B) the adjournment of the meeting in order to solicit additional votes, and (C) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking approval on a non-binding, advisory basis to approve certain compensation that may become payable to Seller’s named executive officers in connection with the completion of the Transaction (the matters contemplated by the foregoing clauses (A) – (C), collectively, the “Seller Stockholder Matters”); (ii) mail the Proxy Statement to the Seller Stockholders as of the record date established for Stockholder Meeting and (iii) duly call, convene and hold the Stockholder Meeting as promptly as practical following the twentieth (20th) Business Day following mailing of the Proxy Statement to Seller Stockholders, but in no event later than the thirtieth (30th) Business Day following such mailing of the Proxy Statement. Seller shall provide Buyer with notice of the Stockholder Meeting as promptly as practicable and keep Buyer informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Notwithstanding anything to the contrary in this Agreement, Seller may, in consultation with Buyer, and shall, at the written request of Buyer, postpone or adjourn the Stockholder Meeting (i) to the extent required by applicable Legal Requirements or if, after consultation with Buyer, Seller determines such adjournment or postponement necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Seller within a reasonable amount of time in advance of the Stockholder Meeting if such disclosure is determined by Seller in good faith after consultation with outside counsel to be required to be provided to the stockholders of Seller, (ii) if as of the time for which the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Seller common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting, or (iii) to solicit additional proxies if necessary to obtain the Required Seller Stockholder Vote; provided, however, that, unless otherwise agreed to by each of Buyer and Seller, (x) with respect to each of the foregoing clauses (ii) and (iii), the Stockholder Meeting will not be adjourned or postponed in connection with any one adjournment or postponement to a date that is more than thirty (30) days later in the aggregate without Buyer’s prior written consent and in no event shall any adjournment or postponement be to a date that is fewer than thirteen (13) Business Days prior to the Outside Date. Subject to the right of the Seller Board of Directors to make a Seller Board Adverse Recommendation Change pursuant to Section 5.3(c), Seller shall include the Seller Board Recommendation in the Proxy Statement, and, unless there has been a Seller Board Adverse Recommendation Change pursuant to Section 5.3(c), Seller shall use commercially reasonable efforts to solicit proxies in favor of the Required Seller Stockholder Vote at the Stockholder Meeting.

(b) Seller agrees that, subject to Section 5.3(c) and Section 5.3(d): (i) the Seller Board of Directors shall recommend that the holders of Seller Common Stock vote to approve the Seller Stockholder Matters; (ii) the Proxy Statement shall include the Seller Board Recommendation; (iii) the Seller Board of Directors and any committee thereof shall use commercially reasonable efforts to solicit such approval; and (iv) the Seller Board of Directors shall not (A) qualify, withhold or withdraw or modify in a manner adverse to Buyer, or publicly propose to qualify, withhold or withdraw or modify in a manner adverse to Buyer, the Seller Board Recommendation, (B) take any action by board resolution or make any recommendation, endorsement or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the Seller Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of a tender offer in connection with such Acquisition Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a modification of the Seller Board Recommendation adverse to Buyer); provided, that, if the Seller Board fails to take a position or takes a position after the close of business on such tenth (10th) Business Day that is not a recommendation against such offer, then such position will be considered a modification of the Seller Board Recommendation adverse to Buyer, (C) adopt, approve or recommend, or publicly propose to approve or recommend to stockholders of Seller an Acquisition Proposal (the actions described in this clause (iv) being referred to as a “Seller Board Adverse Recommendation Change”), or (D) authorize, cause or permit Seller or any Seller Subsidiary to enter into any letter of intent, joint venture agreement, partnership agreement, term sheet, agreement in principle, stock or asset purchase agreement, merger agreement or other similar Contract with respect to any Acquisition Proposal or Acquisition Inquiry (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.5(b)).

(c) Notwithstanding anything to the contrary set forth in this Agreement, prior to the receipt of the Required Seller Stockholder Vote, Seller may (i) make a Seller Board Adverse Recommendation Change in response to an Acquisition Proposal or (ii) terminate this Agreement and enter into a Seller Acquisition Agreement pursuant to Section 9.1(h) if prior to taking any such action the Seller Board or any duly authorized committee thereof has determined, after consultation with its financial advisors and outside legal counsel, that (1) failure to take such action would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Legal Requirements, and (2) such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (1) Seller has given Buyer at least three (3) Business Days’ prior written notice of its intention to take such action, (2) unless Buyer indicates in writing to Seller that it does not wish to negotiate, Seller has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer during such notice period to enable Buyer to propose in writing an offer binding on Buyer to effect revisions to this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Seller Board or any duly authorized committee thereof will have considered in good faith any such binding offer, and will have determined, after consultation with its financial advisors and outside legal counsel, that Superior Proposal continues to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect, and (4) in the event of any material change to the terms of such Superior Proposal, Seller will, in each case, again comply with this Section 5.3(c) and will have delivered to Buyer an additional notice consistent with that described in clause (1) above and the notice period will have recommenced (except that the notice period will be at least two (2) Business Days rather than the three (3) Business Days otherwise contemplated by clause (1) above).

(d) Prior to the receipt of the Required Seller Stockholder Vote, the Seller Board also may effect a Seller Board Adverse Recommendation Change if: (i) the Seller Board or any duly authorized committee thereof has determined, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Legal Requirements; (ii) such action is not in response to the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal or any inquiry related thereto or the consequences thereof (which is governed by Section 5.3(c)); (iii) such action is in response to a material development, fact, change, event, effect, occurrence or circumstance that is not known or reasonably foreseeable, or, if known or reasonably foreseeable, the consequences of which are not known or reasonably foreseeable, to the Seller Board as of the date hereof and becomes known to the Seller Board prior to the receipt of the Required Seller Stockholder Vote (excluding any Acquisition Inquiry, Acquisition Proposal or Superior Proposal or any Contract entered into by the Parties and/or their respective Affiliates after the date hereof with respect to the post-closing strategic relationship between the Parties or any failure of the Parties to enter into such a Contract, the “Intervening Event”); and (iv) prior to taking such action, (A) Seller Board has given Buyer at least three (3) days’ prior written notice of its intention to take such action absent any revision to the terms and conditions of this Agreement, which notice will describe the Intervening Event and the basis for such intended Seller Board Adverse Recommendation Change in reasonable detail, (B) unless Buyer indicates in writing to Seller that it does not wish to negotiate, Seller has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer during such notice period after giving any such notice to enable Buyer to propose in writing an offer binding on Buyer to effect revisions to the terms of this Agreement, and (C) at the end of such notice period, Seller Board or any duly authorized committee thereof will have considered in good faith any such binding offer, and will have determined, based on the information then available and after consultation with its financial advisors and outside legal counsel, that failure to make such Seller Board Adverse Recommendation Change due to the Intervening Event would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Legal Requirements.

(e) Nothing contained in this Section 5.3 or Section 5.14 will prohibit Seller or the Seller Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to Seller’s stockholders if, in Seller Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable Legal Requirements, or (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act; provided, that, any disclosures made as permitted in clause (i) of this Section 5.3(e) shall be deemed to be a Seller Board Adverse Recommendation Change unless the Seller Board expressly publicly reaffirms Seller Board Recommendation in connection with such disclosure.

(f) Seller shall keep Buyer informed with respect to proxy solicitation results and shall provide such information and reasonable cooperation as Buyer may reasonably request in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, Seller shall remain obligated to provide the information and cooperation described in the immediately preceding sentence and duly call, give notice of, convene and hold the Stockholder Meeting and mail the Proxy Statement (and any amendment or supplement thereto that maybe required by applicable Law) to Seller’s stockholders in accordance with Section 5.1 and this Section 5.3, notwithstanding any Seller Board Adverse Recommendation Change.

5.4 Regulatory Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6, Article 7, and Article 8 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than ten (10) Business Days after the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall prepare and file, if and as required, any notification or other document to be filed in connection with the Transaction under any applicable foreign Legal Requirement relating to antitrust or competition matters.

(b) Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Buyer or Seller, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, any Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

5.5 Seller Employee and Benefits Matters.

(a) Seller will deliver to Buyer an updated Business Employee Census at least once every month after the date hereof, with any updates to such Business Employee Census to be subject to Buyer’s written consent in its sole discretion if such updates do not result from voluntary departures, departures due to death or disability or hirings expressly permitted by Section 4.2(b)(xiii)(v)(B). No later than ten (10) Business Days prior to the Closing, Seller will provide to Buyer a final Business Employee Census reflecting all departures in accordance with this Section 5.5(a) or other changes to the Business workforce (subject to the limitations set forth in Section 4.2(b) of this Agreement).

(b) This Agreement will not operate to terminate employment of the Thailand Business Employees but such employment shall continue with the Acquired Entity immediately after the Closing.

(c) Buyer or its Affiliate, as a result of the succession of the businesses provided for in the applicable labor legislation, succeeds Identiv, GmbH in the contracts with the Germany Business Employees. For clarity, Buyer shall or shall cause its Affiliate to give the Germany Business Employees service credit for all periods of employment with Seller or a Seller Subsidiary prior to the Closing Date, to the same extent as service credit (or seniority, as applicable) was given by Seller immediately prior to the Closing Date, for purposes of vesting and eligibility to participate in each Employee Benefit Plan or successor or similar arrangement offered by the Seller or an Affiliate of Seller to the Germany Business Employees following the Closing.

(d) At or prior to the Closing, Buyer shall make offers of employment to the Business Employees based in the United States listed on a schedule delivered by Buyer to Seller prior to the Closing (other than Inactive Business Employees and any such Business Employees who are no longer employed by Seller or any of its Subsidiaries as at the Closing), conditioned on such Business Employee (i) satisfying Buyer’s standard policies regarding eligibility and terms and conditions of employment, and (ii) satisfactorily completing Buyer’s standard hiring procedures (which, in each case, shall be established by Buyer following the date hereof based on such industry standards customarily applied in the ordinary course and shall not, in any material respect, be more burdensome than the analogous Seller procedure in effect as of the date hereof) (any such Business Employee who accepts an offer for post-Closing employment, a “Transferred U.S. Employee”). Each offer of employment to such a Business Employee shall provide, for a base salary or wage rate (as applicable) no less favorable than those provided to such Business Employee by Seller as of the date hereof.

(e) For a period of at least twelve (12) months following the Closing Date or, if shorter, the applicable Transferred Employee’s period of employment with Buyer (the “Continuation Period”), Buyer shall (or shall cause its designated Affiliate) to provide each Transferred Employee with (i) an annual base salary or wage rate, as applicable, no less favorable than those provided to each such Transferred Employee immediately prior to the Closing as set forth in the final Business Employee Census (subject to the limitations in Section 4.2(b)), (ii) health and welfare benefits (excluding any post-employment welfare, defined benefit pension and deferred compensation) that are no less favorable than those provided by Buyer or its Affiliates to its similarly situated employees, and (iii) severance benefits that are (x) substantially comparable in the aggregate to those provided by Buyer to its similarly situated employees, or if greater, (y) with respect to Transferred Employees not primarily employed in the United States, severance benefits required by applicable law (after taking into account the Transferred Employee’s seniority, including services performed while an employee of the Seller or any of its Affiliates (but only to the extent required by applicable law), for purposes of determining eligibility and the amount of the severance benefits required by applicable law); provided, that nothing in this Agreement shall be deemed to limit the right of Buyer to terminate the employment of any Transferred Employee at any time.

(f) With respect to any 401(k) plan or any other tax qualified retirement plan or health and welfare plan maintained by Buyer or any of its Affiliates in which any Transferred U.S. Employee will participate, Buyer shall or shall cause its designated Affiliate to use commercially reasonable efforts to give the Transferred U.S. Employee service credit for all periods of employment with Seller or a Seller Subsidiary prior to the Closing Date, to the same extent as service credit (or seniority, as applicable) was given by Seller immediately prior to the Closing Date, for purposes of vesting and eligibility to participate; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) Seller does not provide Buyer with the necessary information or documentation to enable Buyer to provide such credit. Further, for purposes of clarity, in no event will any service credit be provided for any retiree medical, severance or defined benefit pension plan accruals.

(g) Buyer shall or shall cause its designated Affiliate to use commercially reasonable efforts to (i) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the Seller Employee Plan, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs, in each case provided that Seller provides Buyer with the necessary information or documentation to enable Buyer to do so.

(h) Buyer shall or shall cause its designated Affiliate to use commercially reasonable efforts to permit each Transferred Employee who participates in any Seller Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each a “Seller 401(k) Plan”) to elect direct roll overs of any eligible distributions under the Seller 401(k) Plan (including any outstanding participant loans) to a 401(k) plan or any other tax-qualified retirement plan sponsored or maintained by Buyer or its designated Affiliate, in each case, in accordance with the applicable terms of the Seller 401(k) Plan.

(i) Seller shall pay, or cause to be paid, to each Transferred Employee who remains employed through the Closing Date, a pro-rated payment in respect of each Employee Plan set forth on Section 5.5(i) of the Seller Disclosure Schedule providing for an annual (or other short-term) cash bonus and/or commission opportunity and which has a performance period that is ongoing as of the Closing (the “Cash Incentive Plans”). The amount (if any) of the payment to be made by Seller in accordance with the foregoing shall be determined based upon actual performance achieved as of the Closing Date in accordance with the terms of the applicable Cash Incentive Plan (for these purposes, applying linear extrapolation through the end of the applicable performance period to the extent necessary) and multiplied by a quotient, the numerator of which is equal to the number of calendar days elapsed between the first (1st) day of the applicable performance period and the Closing Date (inclusive of the Closing Date) and the denominator of which is equal to the number of days in the applicable performance period. Seller shall pay, or cause to be paid, the amounts required by this Section 5.5(i) in accordance with its general payroll practices no later than thirty (30) days following the last day of the applicable performance period.

(j) Seller shall be responsible for all vacation time that is accrued and unused by any Transferred Employee as of the Closing Date and shall pay to each Transferred Employee an amount equal to such Transferred Employee’s accrued, unused vacation time or paid time off, including any associated Taxes, in connection with the Closing and within the time period required by applicable Law.

(k) With respect to each award related to the equity interests of the Seller or any of its Affiliates held by a Transferred Employee as of immediately prior to the Closing (each such award, a “Seller Equity Award”), the Seller and its Affiliates shall (i) take all action necessary to accelerate any vesting requirement and, to the extent permitted by Section 409A of the Code, the settlement of each such Seller Equity Award, effective as of immediately prior to the Closing and (ii) retain all Liabilities related thereto.

(l) Seller shall pay, or cause to be paid, to each Transferred Employee who (i) is a participant in the Retention Plan set forth on Section 5.5(l) of the Seller Disclosure Schedule and (ii) remains employed through the Closing Date a payment in the amount set forth opposite such participant’s name on Section 5.5(l) of the Seller Disclosure Schedule. Seller shall pay, or cause to be paid, the amounts required by this Section 5.5(l) in accordance with its general payroll practices no later than thirty (30) days following the Closing.

(m) The provisions of this Section 5.5 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, including any rights to continued employment or service with Seller, Buyer or any of their respective Affiliates. Notwithstanding anything in this Section 5.5 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Seller Employee Plan, or any employee benefit plan maintained by Buyer. Nothing contained herein shall be construed as requiring Buyer to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

5.6 Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable Seller and Buyer to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall use commercially reasonable efforts to make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.7 Books and Records.

(a) For a period of five (5) years after the Closing Date, Seller hereby agrees to, and shall cause the Seller Subsidiaries to, retain all financial records and other books and records, in each case to the extent specifically related to the Business, and to make the same available after the Closing Date for inspection and copying by Buyer or its agents, at Buyer’s expense and upon reasonable request.

(b) Following the Closing Date, Seller shall, and shall cause its Affiliates and Representatives to, keep confidential and not divulge to any third party any Business Confidential Information except for disclosures subject to comparable confidentiality restrictions for the purpose of or in support of Seller’s exercise of its retained rights under this Agreement and Transaction Documents; provided, however, that the foregoing restrictions shall not apply to disclosures made by Seller or any of its Affiliates (i) only to the extent necessary to comply with any Legal Requirement (provided, Seller shall notify Buyer in writing in advance of such disclosure, if legally permissible and reasonably possible, so that Buyer or its Affiliates may seek a protective order or other appropriate remedy and Seller shall reasonably cooperate with Buyer or its Affiliates in connection therewith) or (ii) with respect to (A) litigation or potential litigation, (B) the making of, or defense against, a claim for indemnification, and (C) the performance under this Agreement and the Transaction Documents.

5.8 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction shall be Excluded Liabilities for all purposes hereunder.

5.9 Tax Matters.

(a) Allocation of Straddle Period Taxes.

(i) Any property and ad valorem or similar Taxes on the Purchased Assets for any Straddle Period shall be prorated based upon the actual number of days in such Straddle Period that occur on or before the Closing Date, on the one hand, and the number of days in such period that occur after the Closing Date, on the other hand. Seller shall be allocated all such Taxes that are attributable to any Taxable period, or such portion of any Straddle Period, ending on or prior to the Closing Date. Buyer shall be allocated all such Taxes that are attributable to any Taxable period, or such portion of any Straddle Period, beginning after the Closing Date. The proration of such Taxes shall be based upon the assessed valuation and Tax rate figures (assuming, if consistent with Seller’s past practice with respect to the Business, payment at the earliest time to allow for the maximum possible discount) for the Tax period in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of such property or for the Tax rate) for the Tax period in which the Closing occurs are not available at the Closing Date, the proration shall be made using the estimated Taxes for the Tax period in which the Closing occurs. Within thirty (30) days after receipt of the current year’s final Tax or assessment bill for the Purchased Assets, Buyer or Seller shall deliver a copy to the other Party and Buyer shall refund to Seller any amount overpaid by Seller, or Seller shall pay to Buyer the amount of any deficiency in the proration.

(ii) Other than Taxes subject to Section 5.9(a)(i), Taxes allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date (and for such purpose, the taxable period of any entity that is relevant to determining Tax liabilities for which any person will be responsible, shall be deemed to terminate at that time, with the effect that any Taxes that are attributable to economic activity occurring on or prior to the Closing Date (other than transactions outside of the Ordinary Course of Business which shall be treated as occurring in the period after the Closing Date) will be considered attributable to and will be allocated to the Pre-Closing Period); provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Period and the post-Closing period in proportion to the number of days in each period.

(b) Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, determining a Liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each of Seller and Buyer shall make themselves (and their respective employees during normal business hours) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Seller shall provide Buyer a list of the customers of Seller and the Seller Subsidiaries with respect to the Business who are resellers and end users for purposes of complying with the relevant sales and use taxes requirements in the relevant U.S. states.

5.10 Transfer Taxes. Notwithstanding any provision in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax), or the execution or filing of any instruments in connection therewith (collectively, “Transfer Taxes”) shall (i) to the extent attributable to any transfer of Excluded Assets or Excluded Liabilities be borne solely by Seller and (ii) otherwise, be borne equally by Buyer and Seller. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes and promptly provide to Buyer upon request evidence of payment of all Transfer Taxes (and Buyer shall reasonably cooperate with respect thereto as necessary).

5.11 Prohibition on Certain Discussions. Except as approved by the Seller Board of Directors (or a committee thereof), from the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with its terms, neither Buyer nor any of its Affiliates will make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any equityholder of Seller pursuant to which such Person or any of its Affiliates would agree to provide, directly or indirectly, equity investment to Buyer or Seller in connection with the Transaction.

5.12 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 5.12, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Legal Requirements, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Body), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article 6, Article 7 and Article 8, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall reasonably cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 5.10.

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 5.12, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Legal Requirements, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Legal Requirements, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 5.12. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

5.13 Non-Solicitation.

(a) During the period beginning on the Closing Date and ending on the second (2) year anniversary of the Closing, Seller agrees that it shall not, and shall cause its Affiliates and its and their respective officers, directors, employees and agents (if acting on behalf of Seller or its Affiliates) not to, directly or indirectly, in any manner hire, engage, recruit, employ, solicit or otherwise attempt to employ or engage any Business Employee or induce or attempt to induce any such employee to leave his or her employment with Buyer or Buyer’s Affiliates; provided, however, that the foregoing shall not prohibit Seller and its Affiliates or any of their respective officers, directors employees or agents from (i) engaging in general solicitations of employees not specifically targeted at the employees of Buyer, (ii) employing any Person pursuant to a general solicitation to the public through general advertising or similar methods of solicitation by search firms not specifically targeted toward Business Employees, or (iii) employing any former employee of Buyer who was terminated by Buyer at least six (6) months prior to being employed by Seller or its Affiliates or who voluntarily departed employment with Buyer at least one (1) year prior to being employed by Seller or its Affiliates.

(b) If any provision contained in this Section 5.13 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.13. It is in the intention of the Parties that if any of the restrictions or covenants contained in this Section 5.13 is held to cover a geographic area or to be for a length of time which is not permitted by Legal Requirements, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Legal Requirements, a court of competent jurisdiction shall construe and interpret or reform this Section 5.13 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Legal Requirements.

5.14 Publicity. Other than the Current Report on Form 8-K which Seller expects to file with the SEC in respect of the transactions contemplated by this Agreement (a draft of which Seller shall provide Buyer with reasonable opportunity to review and comment on and Seller shall reasonably consider any comments timely provided by Buyer), neither Seller nor Buyer, nor any of their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby, or disclose or otherwise make available to the public terms of this Agreement or any Transaction Document, without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Seller or Buyer, as applicable, disclosure is (i) otherwise required by applicable Legal Requirement or by the applicable rules of any stock exchange on which such Party or its Affiliates lists securities or (ii) repetitive of disclosure set forth in the Current Report on Form 8-K; provided, however, that, to the extent required by applicable Legal Requirement, the Party or Parties intending to make such release shall, as permitted by applicable Legal Requirement, consult with the other Party or Parties with respect to the timing and content thereof. Nothing in this Section 5.14 will restrict (i) Buyer’s or any of its Affiliates’ ability to disclose information to Buyer’s, or any of its Affiliates’, lenders, direct or indirect investors, or prospective lenders or investors and (ii) Seller’s ability to disclose any information with respect to this Agreement and the transactions contemplated hereby pursuant to the requirements of the Securities Act and the Exchange Act, each, as amended, including in connection with any disclosure that may be from time to time required with respect to an offering, sale or issuance of Seller securities or in connection with a Seller Board Adverse Recommendation Change.

5.15 Wrong Pocket Assets.

(a) Subject to Section 5.12, if any Purchased Asset, including any payment in respect of accounts receivable that are included in the Purchased Assets, is received by, comes into the possession of, or otherwise remains vested in or in the possession of Seller or any of its Affiliates following the Closing, Seller shall (or shall cause its applicable Affiliate to) transfer such Purchased Asset as soon as reasonably practicable to Buyer or its designee for no additional consideration (it being acknowledged and agreed that Buyer shall have already paid full consideration for all Purchased Assets). Seller shall notify Buyer as soon as reasonably practicable upon becoming aware that there are any Purchased Assets in its possession or control or that of any Affiliate of Seller.

(b) If any Excluded Asset, including any payment in respect of accounts receivable that are included in the Excluded Assets, is received by, comes into the possession of, or otherwise is vested in or in possession of Buyer or any of its Affiliates following the Closing, Buyer shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset as soon as reasonably practicable to Seller or its designee for no consideration (it being acknowledged and agreed that the Parties have not agreed to sell any Excluded Asset). Buyer shall notify Seller as soon as reasonably practicable upon becoming aware that there are any Excluded Assets in its possession or control or that of any Affiliate of Buyer.

(c) Each party will cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the assignment, transfer, conveyance and delivery contemplated by this Section 5.15.

5.16 Termination of Transactions with Affiliates. Except (a) as requested by Buyer, (b) as otherwise provided herein, and (c) for the Transaction Documents, (i) at or prior to the Closing Date, Seller shall take, and cause the Seller Subsidiaries and the Acquired Entity to take, all necessary actions, to cause all Contracts, commitments, transactions, Liabilities or obligations between Seller and any of its Affiliates, to the extent they would constitute Purchased Assets or Assumed Liabilities, including all Affiliate Contracts, to be terminated and cancelled without any further Liability; and (ii) at least one (1) Business Day prior to the Closing Date, Seller has taken, and has caused the Seller Subsidiary and the Acquired Entity to take, all necessary action to terminate and settle all accounts (payable and receivables) between Seller and the Seller Subsidiaries, on the one hand, and the Acquired Entity, on the other hand with no Liability imposed or thereafter existing on the Acquired Entity and no increase in any Assumed Liability.

5.17 Directors. Prior to the Closing, Seller shall cause the Acquired Entity to hold such corporate or other meetings as are necessary pursuant to applicable Legal Requirements to discharge the members of each board of directors or equivalent governing body of the Acquired Entity with effect as of the Closing.

5.18 Use of Marks.

(a) Except as expressly set forth in this Section 5.18, after the Closing neither Seller nor any of its Affiliates shall use, or have the right to use, the name “I”, the “I” logo or any variation or derivatives thereof or any names, trademarks, service marks or logos that are confusingly similar thereto (the “Identiv Names”).

(b) For a period of nine (9) months after the Closing, the Buyer grants to Seller and its Subsidiaries a limited, non-exclusive and non-transferable right to continue temporarily using the Identiv Names for the following purposes: (i) in connection with its SEC filings to identify Seller; (ii) in the name of Seller and its Subsidiaries that include Identiv as of the date hereof; and (iii) on all signage, properties, stationary and promotional or other marketing materials that are Excluded Assets.

5.19 Transition. During the Pre-Closing Period, Seller and Buyer shall reasonably cooperate with one another in creating joint plans for the transition of the Business and the Purchased Assets from Seller and its Subsidiaries to Buyer and its Affiliates at and after the Closing in accordance with the terms of the Transition Services Agreement to the extent not in violation of applicable Legal Requirements. During the Pre-Closing Period, Seller and Buyer shall reasonably cooperate and negotiate in good faith with respect to a definitive transition services agreement to be entered into at or prior to the Closing, which transition services agreement shall be consistent in all material respects with the summary of terms set forth on Exhibit I.

5.20 Waiver of Right to Reject Specified Optional Contracts. Notwithstanding anything to the contrary in Section 1.2(d), Buyer may, by written instrument duly executed in accordance with Section 11.2 and delivered to Seller in accordance with Section 11.7, irrevocably waive its right under Section 1.2(d) to reject all of the Specified Optional Contracts (a “Specified Optional Contracts Waiver”). Upon delivery of a Specified Optional Contracts Waiver, Buyer shall be deemed to have irrevocably elected to acquire and assume at the Closing all of the Specified Optional Contracts, no Specified Optional Contract may thereafter be rejected by Buyer, and each Specified Optional Contract shall constitute an Assigned Contract and Purchased Asset for all purposes of this Agreement.

5.21 Specified Optional Contracts Capex Amount.

(a) If Buyer delivers a Specified Optional Contracts Waiver, then, (i) prior to the Closing, (A) the Acquired Entity shall make, acquire and pay for the capital expenditures and equipment purchases set forth on Section 5.21 of the Seller Disclosure Schedule with respect to the Specified Optional Contracts, to the extent not already made, acquired and paid for by the Acquired Entity prior to the date of such Specified Optional Contracts Waiver; and, (B) to the extent that there are any capital expenditures or equipment purchases set forth Section 5.21 of the Seller Disclosure Schedule not made, acquired and paid for prior to Closing, include any such outstanding capital expenditures and equipment purchases in the Specified Optional Contracts Capex Amount and (ii) following the Closing, Buyer shall be solely responsible for making, or causing to be made, any capital expenditures and equipment purchases required under or in connection with the Specified Optional Contracts.

(b) If Buyer does not reject any Specified Optional Contract in accordance with Section 1.2(d) and does not deliver a Specified Optional Contracts Waiver, (i) Seller shall include the Specified Optional Contracts Capex Amount in the Estimated Purchased Cash Amount and the Final Purchased Cash Amount and (ii) following the Closing, Buyer shall be solely responsible for making, or causing to be made, any capital expenditures and equipment purchases required under or in connection with the Specified Optional Contracts.

(c) If Buyer rejects any Specified Optional Contract in accordance with Section 1.2(d), then: (i) the Target Working Capital shall be $8,000,000; (ii) the Specified Optional Contracts Capex Amount shall be zero dollars ($0); (iii) Current Assets shall exclude all Specified Optional Contracts Inventory; and (iv) neither Seller nor any of its Affiliates shall have any obligation to make, fund or cause to be made any capital expenditures or equipment purchases under or in connection with the Specified Optional Contracts.

ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. (a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Transaction or any of the Contemplated Transactions illegal; and (b) there shall be no Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action challenging or seeking to restrain or prohibit the consummation of the Transaction or any of the Contemplated Transactions.

6.2 Seller Stockholder Approval. Seller has obtained the Required Seller Stockholder Vote.

6.3 Buyer Stockholder Approval. Buyer has obtained the Required Buyer Stockholder Approval.

ARTICLE 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Seller, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. (a) The representations and warranties of Buyer in Section 2.1 (Organization; Good Standing; Corporate Power and Qualification), Section 2.3 (Subsidiaries), Section 2.4 (Authority; Vote Required), Section 2.5 (Valid Issuance of Shares), Section 2.12 (Rights of Registration and Voting Rights), the first sentence of Section 2.21 (Corporate Documents) and Section 2.25 (Financial Advisor) are true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date; (b) the representations and warranties of Buyer in Sections 2.2(a), (b), (d), (g) and (h) (Capitalization) (together with the representations and warranties set forth in clause (a) of this Section 7.1, the “Buyer Fundamental Representations”) are true and correct in all but de minimis respects as of the date of this Agreement; and (c) all other representations and warranties of Buyer in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Buyer Material Adverse Effect (provided that all “Buyer Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Buyer in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement and the Transaction Documents that Buyer are required to comply with or to perform at or prior to the Closing have been complied with and performed by Buyer and in all material respects.

7.3 No Buyer Material Adverse Effect. Since the date of this Agreement, no Buyer Material Adverse Effect has occurred.

7.4 Closing Deliveries. Seller has received the following deliveries, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate (“Buyer Closing Certificate”) executed by the Chief Executive Officer of Buyer confirming (i) that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied; (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the contemplated Transactions; and (iii) certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(b) the Transaction Documents to which Buyer is a party, duly executed by Buyer;

(c) a Transition Services Agreement (the “Transition Services Agreement”), to be negotiated in good faith by the Parties between the date hereof and the Closing in accordance in all material respects with the terms set forth on Exhibit I, duly executed by Buyer; provided that neither Party shall unreasonably withhold, condition or delay agreement on such terms, and failure to agree on immaterial terms shall not, in and of itself, prevent the Closing; and

(d) a stock certificate in the name of Seller representing the number of Buyer Series C Shares equal to the (i) Purchase Price divided by (ii) $20.07.

7.5 Charter Amendment. Buyer shall have duly filed the Charter Amendment with the Secretary of State of the State of Delaware in accordance with the DGCL, the Charter Amendment shall have become effective, and the authorized capital stock of Buyer shall be sufficient to permit the issuance of the Buyer Series C Shares contemplated by this Agreement.

ARTICLE 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. (a) The representations and warranties of Seller in Section 3.2(c) (Capitalization of Acquired Entity) are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, (b) the representations and warranties of Seller in Section 3.1(a) (Due Organization) (only with respect to Seller), Section 3.2(a) and (b) (Authority; Vote Required); the first sentence of Section 3.6(a) (Title to Assets; Sufficiency of Assets) and Section 3.17 (Seller Financial Advisor) (together with the representation and warranties set forth in clause (a) of this Section 8.1, the “Seller Fundamental Representations”) are true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date; and (c) all other representations and warranties of Seller in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Seller Material Adverse Effect (provided that all “Seller Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Seller in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2 Performance of Covenants. Each of the covenants and obligations in this Agreement and the Transaction Documents that Seller is required to comply with or to perform at or prior to the Closing has been complied with and performed by Seller in all material respects.

8.3 No Seller Material Adverse Effect. Since the date of this Agreement, no Seller Material Adverse Effect has occurred.

8.4 Closing Deliveries. Buyer has received the following deliveries, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate (the “Seller Closing Certificate”) executed by the Chief Executive Officer and Chief Financial Officer of Seller certifying (i) that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied in full force and effect as of the Closing Date; (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions; and (iii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(b) the Buyer Stockholder Agreements Joinder substantially in the form attached here as Exhibit J (the “Buyer Stockholder Agreements Joinder”), duly executed by Seller;

(c) the Letter Agreement substantially in the form attached hereto as Exhibit F (the “Letter Agreement”), duly executed by Seller;

(d) Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit G (the “Bill of Sale”), duly executed by Seller;

(e) IP Assignment Agreements substantially in the form attached hereto as Exhibit H (the “IP Assignment Agreements”), duly executed by Seller;

(f) the Transition Services Agreement, to be negotiated in good faith by the Parties between the date hereof and the Closing in accordance in all material respects with the terms set forth on Exhibit I, duly executed by Seller; provided that neither Party shall unreasonably withhold, condition or delay agreement on such terms, and failure to agree on immaterial terms shall not, in and of itself, prevent the Closing;

(g) such payoff letters, UCC termination statements, releases and other documentation, in form and substance reasonably acceptable to Buyer, to evidence that any Encumbrances on the Purchased Assets are released at or prior to Closing;

(h) the certificates, if any, evidencing the Purchased Equity Interests, endorsed in blank by Seller or accompanied by a stock power or other customary instruments of transfer duly executed by Seller, evidencing the transfer of the Purchased Equity Interests in a form mutually agreed to by the Parties;

(i) with respect to the Acquired Entity: (1) certified true copies of resolutions of the board of directors of the Acquired Entity (a) approving the appointment of nominees of Buyer as directors of the Acquired Entity and noting resignations of directors pursuant to clause (j) below, (b) amending the authorized signatories in respect of the bank accounts of the Acquired Entity in a manner satisfactory to Buyer and (c) duly endorsing the share certificates in favour of the Buyer or its designees; and (2) updated statutory registers of the Acquired Entity in respect of the foregoing actions;

(j) written resignations, effective as of the Closing Date and in a form reasonably acceptable to Buyer, of each director, manager or officer of the Acquired Entity designated by Buyer in writing no later than five (5) Business Days prior to the Closing;

(k) evidence of the termination of the Acquired Entity’s rights, remedies and Liabilities under the Affiliate Contracts required to be terminated pursuant to Section 5.16, in each case, in a form reasonably acceptable to Buyer; and

(l) possession of the Purchased Assets and the Purchased Cash in the amount of the Estimated Purchased Cash Amount wired in immediately available funds to an account designated in writing by Buyer to Seller prior to the Closing.

ARTICLE 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent duly authorized by the Boards of Directors of Seller and Buyer;

(b) by either Seller or Buyer if the Transaction shall not have been consummated by December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Buyer, on the one hand, or to Seller, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Transaction to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Seller or Buyer if a court of competent jurisdiction or other Governmental Body has issued a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Buyer, on the one hand, or to Seller, on the other hand, if such Party’s action or failure to act has been a principal cause of such issuance or action by a Governmental Body, and such action or failure to act constitutes a breach of this Agreement;

(d) by either Seller or Buyer if this Agreement has been submitted to the stockholders of Seller for adoption at a duly convened Stockholder Meeting and the Seller Stockholder Matters have not been approved at the Stockholder Meeting (or any adjournment or postponement thereof) by the Required Seller Stockholder Vote (unless such Stockholder Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e) by Buyer (at any time prior to obtaining the Required Seller Stockholder Vote) if a Seller Board Adverse Recommendation Change shall have occurred;

(f) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy unless such breach or inaccuracy remains uncured fifteen (15) calendar days following the date of written notice from Buyer to Seller of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(f); and provided, further, that (x) no termination may be made pursuant to this Section 9.1(f) solely as a result of the failure to obtain the Required Seller Stockholder Vote (in which case, termination must be made pursuant to Section 9.1(d)) and (y) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) if Buyer is then in material breach of this Agreement;

(g) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy unless such breach or inaccuracy remains uncured fifteen (15) calendar days following the date of written notice from Seller to Buyer of such breach by Buyer or inaccuracy and its intention to terminate pursuant to this Section 9.1(g) and provided, further, Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) if Seller is then in material breach of this Agreement;

(h) by Seller (prior to obtaining the Required Seller Stockholder Vote), if the Seller Board of Directors authorizes Seller to enter into a Seller Acquisition Agreement with respect to a Superior Proposal (subject to compliance in all material respects with Section 5.3) provided, however, that, concurrently with and as a condition to such termination, Seller pays (or causes to be paid) to Buyer in immediately available funds the amounts due pursuant to Section 9.3 and Seller immediately thereafter enters into such Seller Acquisition Agreement;

(i) by Seller, at any time, if (i) the conditions set forth in Article 6 and Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or waived in accordance with this Agreement, (ii) Seller has indicated in writing to Buyer that Seller is ready, willing and able to consummate the Transaction, (iii) Buyer fails to consummate the Transaction within four (4) Business Days following the date on which the Closing should have occurred pursuant to Section 1.7 (or, if the Outside Date falls within such four (4)-Business Day period, by the Outside Date) and (iv) during such four (4)-Business Day period described in clause (iii) (or, if the Outside Date falls within such four (4)-Business Day period, during the period between the date on which the Closing should have occurred pursuant to Section 1.7 and the Outside Date), Seller stood ready, willing and able to consummate the Transaction and the other Contemplated Transactions; or

(j) by Buyer, at any time, if (i) the conditions set forth in Article 6 and Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or waived in accordance with this Agreement, (ii) Buyer has indicated in writing to Seller that Buyer is ready, willing and able to consummate the Transaction, (iii) Seller fails to consummate the Transaction within four (4) Business Days following the date on which the Closing should have occurred pursuant to Section 1.7 (or, if the Outside Date falls within such four (4)-Business Day period, by the Outside Date) and (iv) during such four (4)-Business Day period described in clause (iii) (or, if the Outside Date falls within such four (4)-Business Day period, during the period between the date on which the Closing should have occurred pursuant to Section 1.7 and the Outside Date), Buyer stood ready, willing and able to consummate the Transaction and the other Contemplated Transactions; or

(k) by Seller, if the Required Buyer Stockholder Approval shall not have been obtained by Buyer and delivered to Seller within four (4) Business Days after the execution and delivery of this Agreement by Seller and Buyer.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a written notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, Section 9.4 and Article 11 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any Party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement other than as specifically set forth in Section 9.4 and (iii) the termination of this Agreement shall not relieve or limit the liability of any Party for its Fraud.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Transaction is consummated.

(b)

(i) If this Agreement is terminated by Seller or Buyer pursuant to Section 9.1(d), then Seller shall pay to Buyer, within three (3) Business Days after termination of this Agreement, a nonrefundable fee in an amount equal to $750,000 (the “Seller Termination Fee”).

(ii) If this Agreement is terminated by Seller pursuant to Section 9.1(h), then Seller shall pay to Buyer, concurrent with such termination, the Seller Termination Fee.

(iii) If this Agreement is terminated by Buyer pursuant to Section 9.1(e), then Seller shall pay to Buyer the Seller Termination Fee within three (3) Business Days after termination of this Agreement.

(c) If Seller fails to pay when due any amount payable by Seller under Section 9.3(b), then (i) Seller shall reimburse Buyer for reasonable and documented out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Buyer of its rights under this Section 9.3, and (ii) Seller shall pay to Buyer interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Buyer in full) at a rate per annum equal to the “prime rate” (as announced by Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

9.4 Effect of Termination; Non-Exclusive Remedies.

(a) The Parties agree that payment of the Seller Termination Fee set forth in Section 9.3, subject to Section 9.2, is an integral part of the remedies available to Buyer following a termination of this Agreement under the circumstances described in Section 9.3, it being understood that in no event shall Seller be required to pay the Seller Termination Fee payable pursuant to Section 9.3 on more than one occasion. The Parties acknowledge and agree that the right to receive the Seller Termination Fee set forth in Section 9.3, under this Agreement shall not limit or otherwise affect Buyer’s right to specific performance as provided in Section 11.9.

(b) Each of the Parties acknowledge that (i) the agreements contained in Section 9.3 and this Section 9.4 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement, and (iii) any amounts payable pursuant to Section 9.3 are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such amounts are payable.

(c) Notwithstanding anything to the contrary contained in this Agreement: (i) Seller may simultaneously pursue (A) a grant of specific performance pursuant to Section 11.9 and (B) its rights and remedies at law, in equity, in contract, in tort or otherwise, (ii) Buyer may simultaneously pursue (A) a grant of specific performance pursuant to Section 11.9, (B) its rights and remedies at law, in equity, in contract, in tort or otherwise and (C) payment of the Seller Termination Fee pursuant to Section 9.3; and (iii) nothing in this Agreement shall relieve or limit the liability of an Party for its Fraud or willful and material breach of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, the Seller Termination Fee if actually paid in full in circumstances in which Buyer is entitled to terminate this Agreement with payment of the Seller Termination Fee shall represent the sole and exclusive remedy of Buyer for any loss suffered as a result of the failure of the Contemplated Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement, any other Transaction Document or the Contemplated Transactions.

ARTICLE 10. INDEMNIFICATION

10.1 Survival of Representations and Warranties. Except for Section 2.27, Section 3.31 and claims of Fraud (each of which survive until the expiration of the applicable statute of limitations), subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein, the Seller Closing Certificate or the Buyer Closing Certificate, shall survive the Closing and shall remain in full force and effect until the date that is six (6) months from the Closing Date. The covenants or other agreements contained in this Agreement to be performed prior to Closing shall survive the Closing Date and shall remain in full force and effective until the date that is six (6) months from the Closing Date; and any covenant or agreement which by their terms contemplate performance after the Closing Date shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2 Indemnification by Seller. Subject to the other terms and conditions of this Article 10, from and after Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer or its Affiliates based upon, arising out of, with respect to or by reason of:

(a) any breach of any of the representations or warranties of Seller contained in this Agreement or the Seller Closing Certificate;

(b) any breach of any covenant, agreement or obligation pursuant to this Agreement to be performed by Seller;

(c) any Excluded Asset or any Excluded Liability; or

(d) the matters set forth on Section 10.2(d) of the Seller Disclosure Schedule (the “Special Indemnification Matters”).

10.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 10, from and after Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller and its Affiliates based upon, arising out of, with respect to or by reason of:

(a) any breach of any of the representations or warranties of Buyer contained in this Agreement or the Buyer Closing Certificate;

(b) any breach of any covenant, agreement or obligation pursuant to this Agreement to be performed by Buyer; or

(c) any Assumed Liability;

(d) the ownership or use of any Purchased Assets from and after the Closing; or

(e) any Liabilities (other than any matter to the extent indemnification is expressly provided for pursuant to Section 10.2 above) to the extent arising out of or relating to the operation of the Business from and after the Closing.

10.4 Certain Limitations. The party making a claim under this Article 10 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) Subject to Section 10.4(c), the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Sections 10.2(a) or 10.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Sections 10.2(a) or 10.3(a) exceeds $250,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) Subject to Section 10.4(c), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Sections 10.2(a) and 10.2(b) (for breaches of covenants, agreements or obligations pursuant to this Agreement that by its terms is to be performed by Seller prior to the Closing) or Section 10.3(a) and 10.3(b) (for breaches of covenants, agreements or obligations pursuant to this Agreement that by its terms is to be performed by Buyer prior to the Closing), as the case may be, shall not exceed $2,500,000 (the “Indemnity Cap”).

(c) The limitations set forth in Section 10.4(a) and Section 10.4(b) shall not apply (and shall not limit the indemnification or other obligations of any Indemnifying Party), (i) in the event of Fraud or (ii) any breach of any Fundamental Representations; provided, however, that the aggregate amount of all Losses for which an Indemnifying Party shall be liable for breaches of Fundamental Representations shall not exceed $50,000,000 (the “Fundamental Representation Cap”). For the avoidance of doubt, claims based upon Fraud shall not be subject to the Deductible, the Indemnity Cap or the Fundamental Representation Cap.

(d) Payments by an Indemnifying Party pursuant to Section 10.2 or Section 10.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim (after giving effect to any deductible or retention or increase in premiums associated therewith to the extent paid or payable and net of any costs, taxes and expenses of recovering or collection thereof). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses to the same extent as it would if such Losses were not subject to indemnification hereof; provided that nothing in this Section 10.4(d) shall require an Indemnified Party to commence litigation against any insurer.

(e) For purposes of determining whether or not there has been a breach of representation or warranty as well as the Losses incurred in connection with a breach of representation or warranty for which an Indemnifying Party is entitled to indemnification pursuant to Article 10, references to “material” or “Material Adverse Effect” or other similar qualifiers included in such representation shall be disregarded.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages provided in connection with a Third Party Claim.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss to the same extent it would if such Loss were not covered by indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h) No Losses may be claimed under Section 10.2 or Section 10.3 by any Indemnified Party to the extent such Losses are included in the final calculation of any adjustment to the Purchased Cash pursuant to Sections 1.8 or 1.9.

(i) Notwithstanding anything to the contrary contained herein, (i) the aggregate amount of all Losses for which Seller shall be liable pursuant to the Special Indemnification Matters shall not exceed $2,200,000, (ii) as a condition to indemnification of any Losses pursuant to the Special Indemnification Matters, Buyer shall provide Seller with reasonable supporting documentation evidencing such Losses, and (iii) unless required by any Assigned Contract with a German Business Employee, Buyer will use commercially reasonable efforts to cause any payments to affected employees with respect to the Special Indemnification Matters to not exceed the minimum mandatory statutory severance amounts required under applicable German law.

10.5 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially adversely prejudiced by such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party (the “Claim Notice”). The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Third Party Claim; provided, that the Indemnifying Party shall not have the right to assume or continue the defense of any Third Party Claim (and costs and expenses incurred by Indemnified Party in such defense shall be paid by the Indemnifying Party) if (a) the Indemnified Party shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, (b) such claim relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (c) such claim seeks an injunction or other equitable or non monetary relief against the Indemnified Party (other than injunctive, equitable or non monetary relief that is incidental to monetary damages as the primary relief sought) or (d) such claim is asserted by a Seller Material Customer or Seller Material Vendor. All costs and expenses incurred by the Indemnifying Party in defending such Third Party Claim shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article 10. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Third Party Claim, except as otherwise provided herein, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, and to employ separate counsel of its choosing, it may do so at its sole cost and expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any such claim or demand on a basis: (i) that would result in the imposition of a consent order, injunction, decree or agreement that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof, (ii) that includes a finding or admission of a violation of Legal Requirements or violation of the rights of any Person by the Indemnified Party or any subsidiary or Affiliate thereof, (iii) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnified Party and its subsidiaries and Affiliates from all Liability with respect to the matters that are subject to such Third Party Claim, or (iv) that provides for any payment by the Indemnified Party or any subsidiary or Affiliate thereof. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party Claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party; provided, however, that no Indemnified Party shall be required to disclose any information to the Indemnifying Party or its Representatives if such disclosure would give rise to a violation of a Legal Requirement (including antitrust or competition law issues) or that is otherwise subject to (and where disclosure would result in a loss of) attorney-client privilege, attorney work product protection or other similar privilege associated with such information. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall describe the Third Party Claim in reasonable detail in light of the circumstances then known.

(b) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall give the Indemnifying Party documents and information relating to such Direct Claim as the Indemnifying Party or any of its professional advisors may reasonably request in connection with its review of the Direct Claim; provided that the Indemnified Party shall not be required to disclose any documents or information if it in good faith determines such disclosure would (i) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (ii) contravene any appliable Legal Requirements, fiduciary duty or contractual confidentiality obligation. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.6 Satisfaction of Indemnification Obligations. The amount of indemnification to which an Indemnified Party shall be entitled under this Article 10 shall be determined (i) by the written agreement between the Indemnified Party and the Indemnifying Party, or (ii) by a final non-appealable judgment or decree of any court of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, (i) with respect to any indemnified Losses pursuant to the Special Indemnification Matters or indemnified Losses that are not subject to the Indemnity Cap, such Losses shall be satisfied solely by payment in cash in U.S. dollars, (ii) in the event that Buyer is the Indemnifying Party, for indemnified Losses that are subject to the Indemnity Cap, Buyer shall satisfy such indemnified Loss by either, at Buyer’s election, paying the Indemnified Party in U.S. dollars or the issuance of Buyer Series C Shares equal to (A) the amount of such Loss divided by (B) $20.07 per share (subject to adjustment pursuant to Section 1.6(b)), or any combination thereof and (iii) in the event that Seller is the Indemnifying Party for indemnified Losses that are subject to the Indemnity Cap, Seller shall satisfy such indemnified Loss either, at

Seller’s election, paying the Indemnified Party in U.S. dollars or surrendering to Buyer for cancellation a number of Buyer Series C Shares equal to (A) the amount of such Loss divided by (B) $20.07 per share (subject to adjustment pursuant to Section 1.6(b)). No fractional Buyer Series C Shares shall be issued or surrendered pursuant to this Section, and any fractional share shall be rounded to the nearest whole share.

10.7 No Set-Off. Neither Buyer nor Seller shall have any right to set-off any Losses (including indemnification obligations hereunder) against any payments to be made by either of them pursuant to this Agreement, the Transaction Documents or otherwise.

10.8 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.9 Exclusive Remedies. Subject to and except for Section 11.9, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of Fraud against a party hereto committing Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 10. Nothing in this Section 10.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.9 or to pursue a claim of Fraud against a party hereto committing Fraud outside of the indemnification provisions set forth in this Article 10.

ARTICLE 11. MISCELLANEOUS PROVISIONS

11.1 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Buyer and Seller at any time (whether before or after obtaining the Required Seller Stockholder Vote); provided, however, that after obtaining the Required Seller Stockholder Vote, no amendment shall be made, which by applicable Legal Requirement requires further approval of the Seller Stockholders, without the further approval of the Seller Stockholders. Subject to the foregoing, this Agreement may not be amended.

11.2 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.3 Entire Agreement; Counterparts; Electronic Exchanges. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. At the request of any Party, the other Parties shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

11.4 Applicable Law; Jurisdiction.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without regard to Legal Requirements that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court sitting in the State of Delaware in any Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in such courts, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such courts, and (iv) waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such courts. Each of the parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4(c).

11.5 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.6 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that except as provided in the following sentence, neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the Parties’ prior written consents shall be void and of no effect. Buyer may assign or delegate its rights or liabilities under this Agreement in whole or part to one or more Affiliates of Buyer; provided, however, that in such event, Buyer shall remain fully liable for the fulfillment of all such liabilities hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or electronic mail (if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient) to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party has specified in a written notice given to the other parties hereto):

if to Seller:

Identiv, Inc. 1900-B Carnegie Avenue
Santa Ana, CA 92705
Telephone No.: (657) 356-8384
Attention: Chief Executive Officer

E-mail:

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP 2400 Hanover Street
Palo Alto, California 94304-1113
Telephone No.: (650) 233-4500
Attention:	Stanley F. Pierson
Gabriella Lombardi
E-mail:	spierson@pillsburylaw.com
gabriella.lombardi@pillsburylaw.com

if to Buyer:

Trackonomy Systems, Inc. 214 Devcom Drive,
San Jose, CA 95112
Attention:	Keith Abrams
Email:

with a copy to:

Cooley LLP 110 N. Wacker Drive
Suite 4200
Telephone No.: (312) 881-6443
Attention: Neal Aizenstein
E-mail: naizenstein@cooley.com

11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties acknowledge and agree that (i) the covenants and obligations set forth in this Agreement are unique and essential to the Parties’ agreement, (ii) monetary damages would be inadequate to compensate for any breach or threatened breach of this Agreement, and (iii) irreparable harm would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, in addition to any other remedy available at law or in equity, each Party shall be entitled to specific performance, injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), and other equitable remedies to prevent or cure breaches of this Agreement or to enforce specifically the terms and provisions hereof, without the necessity of proving actual damages. Each Party further agrees that it shall not assert, and hereby waives, any defense that a remedy at law would be adequate or that specific performance or injunctive relief is not an appropriate remedy. Each Party waives any requirement for the securing or posting of any bond, surety or other security in connection with the granting of any such equitable relief.

11.10 Construction. Each Party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” When used in reference to Seller or its Subsidiaries, the term “material” shall be measured against Seller and its Subsidiaries, taken as a whole. When used in reference to Buyer or its Subsidiaries, the term “material” shall be measured against Buyer and its Subsidiaries, taken as a whole. The words “made available to Buyer” and words of similar import refer to documents (a) posted to the Seller Data Room in connection with the Transaction, (b) delivered in person or electronically to Buyer or any of its Affiliates or (c) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one (1) Business Day prior to the date of this Agreement. The words “made available to Seller” and words of similar import refer to documents (a) posted to the Buyer Data Room in connection with the Transaction, or (b) delivered in person or electronically to Seller or any of its Affiliates, in each case, at least one (1) Business Day prior to the date of this

Agreement. Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall be disjunctive and shall not be deemed to be exclusive. The mere inclusion of an item in the Buyer Disclosure Schedule or Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or a material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Buyer Material Adverse Effect or Seller Material Adverse Effect, respectively. The information contained in each of the Buyer Disclosure Schedule and Seller Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in the Buyer Disclosure Schedule or Seller Disclosure Schedule shall be deemed to be an admission by Buyer or Seller, respectively, to any third party of any matter whatsoever (including any violation of Legal Requirement or breach of Contract).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

IDENTIV, INC.

By:	/s/ Kirsten Newquist
Name:	Kirsten Newquist
Title:	Chief Executive Officer

TRACKONOMY SYSTEMS, INC.

By:	/s/ Erik Volkerink
Name:	Erik Volkerink
Title:	Chief Executive Officer

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